Exhibit 99.1

Ernst & Young Ltd

Maagplatz 1

CH-8010 Zurich

Phone         +41 58 286 31 11

Fax             +41 58 286 30 04

www.ey.com/ch

To the Annual General Meeting of

Weatherford International Ltd., Zug

Zurich, March 15, 2012

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Weatherford International Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity and cash flows, and notes thereto (pages (51-110)) for for each of the three years in the period ended December 31, 2011.

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements for the years ended December 31, 2011 and 2010 present fairly, in all material respects, the consolidated financial position of Weatherford International Ltd. and subsidiaries at December 31, 2011 and 2010 and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2011 in accordance with accounting principles generally accepted in the United States and comply with Swiss law.

Without qualifying our opinion, we draw attention to Note 2 to the consolidated financial statements which describes the restatement of the previously reported consolidated financial statements as of and for the years ended December 31, 2010 and 2009 to correct certain errors in the income tax accounts.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1, item 3 CO and the Swiss Standard on Auditing 890, we confirm that the internal control system, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors, is sufficiently documented, except for the Company’s processes, procedures, and controls related to income taxes which were not designed to ensure that current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, the current and deferred income tax expense and related footnote disclosures were accurate.

In our opinion, except for income taxes, we conclude that the internal control system, designed in accordance with the instructions of the Board of Directors for the preparation of the consolidated financial statements exists.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert (Auditor in charge)	Licensed audit expert

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
		(Restated)
	(In millions, except par value)
Current Assets:
Cash and Cash Equivalents	$371	$416
Accounts Receivable, Net of Allowance for Uncollectible Accounts of $91 in 2011 and $59 in 2010	3,235	2,629
Inventories	3,158	2,590
Current Deferred Tax Assets	250	284
Other Current Assets	685	601

Total Current Assets	7,699	6,520
Property, Plant and Equipment
Land, Buildings and Leasehold Improvements	1,369	1,160
Rental and Service Equipment	8,867	7,977
Machinery and Other	2,066	2,025

	12,302	11,162
Less: Accumulated Depreciation	5,019	4,222

	7,283	6,940
Goodwill	4,422	4,277
Other Intangible Assets	711	728
Equity Investments	616	540
Other Non-current Assets	454	202

Total Assets	$21,185	$19,207

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$1,320	$235
Accounts Payable	1,567	1,335
Accrued Salaries and Benefits	398	329
Income Taxes Payable	141	91
Other Current Liabilities	787	638

Total Current Liabilities	4,213	2,628
Long-term Debt	6,286	6,530
Other Non-current Liabilities	1,133	789

Total Liabilities	11,632	9,947

Shareholders’ Equity:
Shares Par Value 1.16 Swiss Francs: Authorized 1,138 Shares, Conditionally Authorized 379 Shares at December 31, 2011 and 2010, Issued 765 Shares, at December 31, 2011; Issued 758 Shares at December 31, 2010	769	761
Capital in Excess of Par Value	4,824	4,702
Treasury Shares, at Cost	(483)	(563)
Retained Earnings	4,352	4,094
Accumulated Other Comprehensive Income (Loss)	70	199

Weatherford Shareholders’ Equity	9,532	9,193
Noncontrolling Interests	21	67

Total Shareholders’ Equity	9,553	9,260

Total Liabilities and Shareholders’ Equity	$21,185	$19,207

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
		(Restated)	(Restated)
	(In millions, except per share amounts)
Revenues:
Products	$4,886	$3,580	$2,921
Services	8,104	6,641	5,912

	12,990	10,221	8,833
Costs and Expenses:
Cost of Products	3,734	2,633	2,308
Cost of Services	5,931	4,949	4,153
Research and Development	245	216	196
Selling, General and Administrative Attributable to Segments	1,534	1,404	1,260
Corporate General and Administrative	222	237	226

	11,666	9,439	8,143

Operating Income	1,324	782	690
Other Income (Expense):
Interest Expense, Net	(453)	(406)	(367)
Bond Tender Premium	—	(54)	—
Devaluation of Venezuelan Bolivar	—	(64)	—
Other, Net	(107)	(53)	(36)

Income Before Income Taxes	764	205	287
Provision for Income Taxes	(486)	(339)	(137)

Net Income (Loss)	278	(134)	150
Net Income Attributable to Noncontrolling Interests	(16)	(18)	(26)

Net Income (Loss) Attributable to Weatherford	$262	$(152)	$124

Earnings (Loss) Per Share Attributable To Weatherford:
Basic	$0.35	$(0.20)	$0.17
Diluted	$0.34	$(0.20)	$0.17
Weighted Average Shares Outstanding:
Basic	753	743	715
Diluted	760	743	723

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Issued Shares	Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Non- controlling Interests	Total Shareholders’ Equity
			(Restated)	(Restated)		(Restated)	(Restated)
	(In millions)
As Reported December 31, 2008	$729	$4,059	$4,287	$(267)	$(759)	$80	$8,129
Restatement Adjustment	—	—	(165)	14	—	—	(151)

Balance at December 31, 2008	729	4,059	4,122	(253)	(759)	80	7,978
Comprehensive Income:
Net Income	—	—	124	—	—	26	150
Foreign Currency Translation Adjustment	—	—	—	393	—	—	393
Other, Net of Tax	—	—	—	1	—	—	1

Comprehensive Income			124	394		26	544
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(30)	(30)
Shares Issued for Acquisitions	32	523	—	—	118	—	673
Equity Awards Granted, Vested and Exercised	—	67	—	—	25	—	92
Excess Tax Benefit of Share-Based Compensation Plans	—	4	—	—	—	—	4
Other	—	(10)	—	—	—	3	(7)

Balance at December 31, 2009	761	4,643	4,246	141	(616)	79	9,254
Comprehensive Income:
Net Loss	—	—	(152)	—	—	18	(134)
Foreign Currency Translation Adjustment	—	—	—	1	—	—	1
Defined Benefit Pension Plans, Net of Tax	—	—	—	56	—	—	56
Other, Net of Tax	—	—	—	1	—	—	1

Comprehensive Income			(152)	58		18	(76)
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(29)	(29)
Shares Issued for Acquisitions	—	(11)	—	—	39	—	28
Equity Awards Granted, Vested and Exercised	—	70	—	—	16	—	86
Other	—	—	—	—	(2)	(1)	(3)

Balance at December 31, 2010	761	4,702	4,094	199	(563)	67	9,260
Comprehensive Loss:
Net Income	—	—	262	—	—	16	278
Foreign Currency Translation Adjustment	—	—	—	(125)	—	—	(125)
Defined Benefit Pension Plans, Net of Tax	—	—	—	(5)	—	—	(5)
Other, Net of Tax	—	—	—	1	—	—	1

Comprehensive Loss			262	(129)		16	149
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(29)	(29)
Shares Issued for Acquisitions	6	60	—	—	68	—	134
Equity Awards Granted, Vested and Exercised	—	60	—	—	12	—	72
Excess Tax Benefit of Share-Based Compensation Plans	—	4	—	—	—	—	4
Deconsolidation of Joint Ventures	—	—	(4)	—	—	(34)	(38)
Other	2	(2)	—	—	—	1	1

Balance at December 31, 2011	$769	$4,824	$4,352	$70	$(483)	$21	$9,553

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
		(Restated)	(Restated)
	(In millions)
Cash Flows From Operating Activities:
Net Income (Loss)	$278	$(134)	$150
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,135	1,047	909
Employee Share-Based Compensation Expense	87	99	110
Bad Debt Expense	52	57	11
(Gain) Loss on Sale of Assets and Businesses, Net	29	30	(14)
Deferred Income Tax Provision (Benefit)	149	82	(123)
Excess Tax Benefits from Share-Based Compensation	4	—	(4)
Devaluation of Venezuelan Bolivar	—	64	—
Bond Tender Premium	—	54	—
Supplemental Executive Retirement Plan	—	38	—
Revaluation of Contingent Consideration	—	(13)	(24)
Other, Net	(10)	(14)	(25)
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	(626)	(190)	94
Inventories	(606)	(359)	(48)
Other Current Assets	(68)	82	(150)
Accounts Payable	237	298	41
Other Current Liabilities	46	(12)	(226)
Other, Net	126	(1)	(93)

Net Cash Provided by Operating Activities	833	1,128	608

Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(1,524)	(977)	(1,569)
Acquisitions of Businesses, Net of Cash Acquired	(144)	(144)	(10)
Acquisition of Intellectual Property	(8)	(24)	(28)
Acquisition of Equity Investments in Unconsolidated Affiliates	(14)	(2)	(27)
Proceeds from Sale of Assets and Businesses, Net	31	197	123
Other Investing Activities	(15)	42	—

Net Cash Used by Investing Activities	(1,674)	(908)	(1,511)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	22	1,580	1,240
Repayments of Long-term Debt	(216)	(721)	(14)
Borrowings (Repayments) of Short-term Debt, Net	992	(834)	(393)
Bond Tender Premium	—	(54)	—
Proceeds from Interest Rate Derivatives	—	—	64
Excess Tax Benefits from Share-Based Compensation	(4)	—	4
Other Financing Activities, Net	2	(9)	5

Net Cash Provided (Used) by Financing Activities	796	(38)	906

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(19)	11
Net Increase (Decrease) in Cash and Cash Equivalents	(45)	163	14
Cash and Cash Equivalents at Beginning of Year	416	253	239

Cash and Cash Equivalents at End of Year	$371	$416	$253

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization and Nature of Operations

Weatherford International Ltd., a Swiss joint-stock corporation (together with its subsidiaries and predecessors as a whole or on a regional basis unless the context requires otherwise, “Weatherford,” the “Company,” “we,” “us,” and “our”), is one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries, which are located in nearly all of the oil and natural gas producing regions in the world. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years.

Our parent company was Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”), until we moved our incorporation to Bermuda in 2002. In February 2009, we completed a share exchange transaction in which Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), became a wholly-owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford Switzerland”), for purposes of changing the Company’s place of incorporation from Bermuda to Switzerland (the “Transaction”). Pursuant to the Transaction, each common share, par value U.S. $1.00 per share, of Weatherford Bermuda was exchanged for one registered share, par value 1.16 Swiss francs (“CHF”) per share, of Weatherford Switzerland. Weatherford Bermuda and Weatherford Delaware continue to be wholly-owned subsidiaries of Weatherford Switzerland.

Principles of Consolidation

The consolidated financial statements include the accounts of Weatherford International Ltd., all wholly-owned subsidiaries, controlled joint ventures and variable interest entities where the Company has determined it is the primary beneficiary for accounting purposes. When referring to Weatherford and using phrases such as “we” “us” and “our,” the intent is to refer to Weatherford International Ltd. and its subsidiaries as a whole or on a regional basis, depending on the context in which the statements are made. All material intercompany accounts and transactions have been eliminated within our consolidated financial statements.

Investments in affiliates in which we exercise significant influence over operating and financial policies are accounted for using the equity method. Our investments in and advances to unconsolidated affiliates includes a 38.5% investment in Premier Business Solutions with carrying amounts of $528 million and $517 million at December 31, 2011 and 2010, respectively. We recognize equity in earnings of unconsolidated affiliates, in Selling, General and Administration attributable to segments in our Consolidated Statements of Operations. Such amounts were not material to any year presented.

We have a significant variable interest in a lessor trust that is a variable interest entity. We are not the primary beneficiary and do not consolidate the trust. The variable interest in the trust is created by the residual fair value guarantees on the leased assets. Our maximum exposure to loss associated with the variable interest and the respective fair value guarantees totaled $16 million at December 31, 2011.

Deconsolidation

During 2011, we deconsolidated three joint ventures that should have been deconsolidated as of January 1, 2010 in accordance with the variable interest entity accounting guidance that became effective in 2010. We recognized equity investments totaling $43 million and derecognized the associated noncontrolling interests totaling $34 million. The consolidation of these joint ventures in prior periods and deconsolidation in the current period did not have a material impact on our statement of financial position or our results of operations for the current or prior periods.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to uncollectible accounts receivable, lower of cost or market value of inventories, equity investments, intangible assets and goodwill, property, plant and equipment, income taxes, percentage-of-completion accounting for long-term contracts, self-insurance, pension and postretirement benefit plans, contingencies and share based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Uncollectible Accounts

We establish an allowance for uncollectible accounts based on specific customer collection issues we have identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount less than the outstanding historical balance or when we determine that it is higly unlikely the balance will be collected.

Major Customers and Credit Risk

Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses, and actual losses have historically been within our expectations. International sales also present various risks, including risks of war, civil disturbances, and governmental activities that may limit or disrupt markets, restrict the movement of funds, or result in the deprivation of contract rights or the taking of property without fair consideration. Most of our international sales, however, are to large international or national companies. During 2011 and 2010, no individual customer accounted for more than 10% of our consolidated revenues. Revenue from Petroleos Mexicanos (“Pemex”) accounted for approximately 13% of our consolidated revenues during 2009 and is included in our Latin America segment (see Note 18—Segment Information).

Inventories

We value our inventories at lower of cost or market using either the first-in, first-out (“FIFO”) or average cost methods. Cost represents third-party invoice or production cost. Production cost includes material, labor and manufacturing overhead.

Property, Plant and Equipment

We carry our property, plant and equipment, both owned and under capital lease, at cost less accumulated depreciation. The carrying values are based on our estimates and judgments relative to capitalized costs, useful

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

lives and salvage value, where applicable. We expense maintenance and repairs as incurred. We capitalize expenditures for improvements as well as renewals and replacements that extend the useful life of the asset. We depreciate our fixed assets on a straight-line basis over their estimated useful lives, allowing for salvage value where applicable. Our depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $1,036 million, $955 million and $828 million, respectively. We classify our rig assets as Rental and Service Equipment on the Consolidated Balance Sheets. The estimated useful lives of our major classes of property, plant and equipment are as follows:

Estimated Useful Lives
Buildings and leasehold improvements	10 – 40 years or lease term
Rental and service equipment	2 – 20 years
Machinery and other	2 – 12 years

Goodwill and Indefinite-Lived Intangible Assets

We test for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount. Our indefinite-lived asset impairment test involves a comparison of the fair value of the intangible asset and its carrying value. For our goodwill impairment test, fair value is estimated using discounted cash flows using a discount rate adjusted for the credit risk of the regional reporting unit tested. If the fair value is less than the carrying value, the asset is considered impaired. The amount of the impairment, if any, is then determined based on an allocation of the reporting unit fair values to individual assets and liabilities.

Intangible Assets

Our intangible assets, excluding goodwill, are acquired technology, licenses, patents, customer relationships and other identifiable intangible assets. Intangible assets are amortized on a straight-line basis over their estimated economic lives generally ranging from two to 20 years, except for intangible assets with indefinite lives, which are not amortized. As many areas of our business rely on patents and proprietary technology, we seek patent protection both inside and outside the U.S. for products and methods that appear to have commercial significance. We capitalize patent defense costs when we determine that a successful defense is probable.

Long-Lived Assets

We review our long-lived assets to determine whether any events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of undiscounted cash flow of the asset at the lowest level that has an identifiable cash flow. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows. Cash flows are generally discounted using an interest rate commensurate with a weighted average cost of capital for a similar asset.

Pension and Postretirement Benefit Plans

We have defined benefit pension and other postretirement benefit plans covering certain of our employees. Costs of the plan are charged to income and consist of several components, known collectively as net periodic

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pension cost, which are based on various actuarial assumptions regarding future experience of the plans. Amounts recorded for these defined benefit plans reflect estimates related to future interest rates, investment rates of return, employee turnover and wage increases. We review all assumptions and estimates on an ongoing basis. As of December 31, 2011 and 2010, we have recognized the overfunded or underfunded status of our plans as an asset or liability in the Consolidated Balance Sheets.

Research and Development Expenditures

Research and development expenditures are expensed as incurred.

Environmental Expenditures

Environmental expenditures that relate to the remediation of an existing condition caused by past operations and that do not contribute to future revenues are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and costs can be reasonably estimated. Estimates are based on available facts and technology, enacted laws and regulations and our prior experience in remediation of contaminated sites.

Insurance

We are self-insured up to certain retention limits for general liability, vehicle liability, group medical and for workers’ compensation claims for certain of our employees. The amounts in excess of the self-insured levels are fully insured, up to a limit. Self-insurance accruals are based on claims filed and an estimate for significant claims incurred but not reported.

Derivative Financial Instruments

We record derivative instruments on the balance sheet at their gross fair value, recognizing as either an asset or a liability. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge relationship, and if so, the type of hedge transaction. Any gain or loss associated with the termination of an interest rate swap that was accounted for as a hedge instrument is deferred and amortized as an adjustment to interest expense over the remaining term of the designated debt instrument.

Foreign Currency

Results of operations for our foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included as Accumulated Other Comprehensive Income (Loss), a component of shareholders’ equity.

For our subsidiaries that have a functional currency that differs from the currency of their balances and transactions, inventories, property, plant and equipment and other non-monetary assets and liabilities, together with their related elements of expense or income, are remeasured using historical exchange rates. All other assets and liabilities are remeasured at current exchange rates. All revenues and expenses are translated at average exchange rates. Remeasurement gains and losses for these subsidiaries are recognized in our results of operations during the period incurred. We had net currency losses of $84 million, $34 million and $29 million in 2011, 2010 and 2009, respectively. The gain or loss related to individual foreign currency transactions is included in results of operations when incurred. Currency gains and losses are included in Other, Net in our Consolidated Statements of Operations.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation

We account for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and performance units by measuring these awards at the date of grant and recognizing the grant date fair value as an expense over the service period, which is usually the vesting period.

Income Taxes

Income taxes have been provided based upon the tax laws and rates in the countries in which our operations are conducted and income is earned. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. The impact of an unrecognized tax benefit taken or expected to be taken on an income tax return is recognized in the financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority.

Revenue Recognition

Revenue is recognized when all of the following criteria have been met: (1) evidence of an arrangement exists; (2) delivery to and acceptance by the customer has occurred; (3) the price to the customer is fixed or determinable; and (4) collectability is reasonably assured.

Both contract drilling and pipeline service revenue is contractual by nature and both are day-rate based contracts. We recognize revenue for these contracts based on the criteria outlined above, which is consistent with our other product offerings.

From time to time, we may receive revenues for preparation and mobilization of equipment and personnel. In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to preparation and mobilization are deferred and recognized over the primary contract term using the straight-line method. Costs of relocating equipment without contracts to more promising market areas are expensed as incurred. Demobilization fees received are recognized, along with any related expenses, upon completion of contracts.

We incur rebillable expenses including shipping and handling, third-party inspection and repairs, and customs costs and duties. We recognize the revenue associated with these rebillable expenses as Products Revenues and all related costs as Cost of Products in the accompanying Consolidated Statements of Operations.

Percentage-of-Completion

Revenue from certain long-term construction type contracts, is reported on the percentage-of-completion method of accounting. This method of accounting requires us to calculate contract profit to be recognized in each reporting period for each contract based upon our projections of future outcomes, which include:

•	estimates of the available revenue under the contracts;

•	estimates of the total cost to complete the project;

•	estimates of project schedule and completion date;

•	estimates of the extent of progress toward completion; and

•	amounts of any change orders or claims included in revenue.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Measurements of progress are generally output based and are related to physical progress or costs incurred, depending upon the nature of the contract. At the outset of each contract, we prepare a detailed analysis of our estimated cost to complete the project. Risks related to service delivery, usage, productivity, and other factors are considered in the estimation process. We periodically evaluate the estimated costs, claims, change orders, and percentage-of-completion at the contract level. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of total contract value, change orders, and claims, less costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period in which they become evident. Profits are recorded based upon the total estimated contract profit times multiplied by the current estimated percentage complete for the contract.

Earnings per Share

Basic earnings per share for all periods presented equals net income divided by the weighted average number of our shares outstanding during the period including participating securities. Diluted earnings per share is computed by dividing net income by the weighted average number of our shares outstanding during the period including participating securities, adjusted for the dilutive effect of our stock options, restricted shares, performance units and our outstanding warrants. Our diluted earnings per share calculation excludes five million potential shares for the year ended December 31, 2011, three million potential shares for the year ended December 31, 2010 and seven million potential shares for the year ended December 31, 2009, due to their anti-dilutive effect. Our diluted earnings per share calculation for the year ended December 31, 2010 also excludes seven million potential shares that would have been included if we had net income for that year, but are excluded as we had a net loss and their inclusion would have been anti-dilutive.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are included in the computation of earnings per share following the two-class method. Accordingly, we include our restricted share awards, which contain the right to vote and receive dividends, in the computation of both basic and diluted earnings per share.

The following reconciles basic and diluted weighted average shares outstanding:

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Basic weighted average shares outstanding	753	743	715
Dilutive effect of:
Warrants	2	—	2
Stock options and restricted shares	5	—	6

Diluted weighted average shares outstanding	760	743	723

New Accounting Pronouncements

In January 2011, we adopted an update to existing guidance on revenue recognition for arrangements with multiple deliverables. This update requires companies to allocate consideration for qualified separate deliverables using estimated selling price for both delivered and undelivered items when vendor-specific objective evidence or third-party evidence is unavailable. It also requires additional disclosures on the nature of multiple element arrangements, the types of deliverables under the arrangements, the general timing of their delivery and significant factors and estimates used to determine estimated selling prices. The adoption of this update did not have a material impact on our consolidated financial statements or existing revenue recognition policies.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance to achieve common fair value measurement and disclosure requirements between U.S. generally accepted accounting principles and International Financial Reporting Standards. This new guidance amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. We do not believe our adoption of the new guidance will have an impact on our consolidated financial position, results of operations or cash flows.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income. The new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes of shareholders’ equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. Subsequently, in December 2011, the FASB modified the June guidance to defer the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income (loss) in both net income and other comprehensive income. This guidance, is effective for fiscal years and interim periods beginning after December 15, 2011.

In September 2011, the FASB issued an accounting update that gives companies the option to make a qualitative evaluation about the likelihood of goodwill impairment. Companies will be required to perform the two-step impairment test only if it concludes that the fair value of a reporting unit is more likely than not less than its carrying value. The accounting update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We did not early adopt this guidance and do not believe our adoption of the new guidance in 2012 will have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued an accounting update that will add new disclosure requirements for entities with recognized financial instruments that are appropriately offset on the balance sheet or that are subject to a master netting arrangement. The accounting update is effective for periods beginning on or after January 1, 2013 with retrospective presentation. We do not believe this guidance will have a material impact on our presentation and disclosure.

2.	Restatement of the Consolidated Financial Statements

We identified a material weakness in our internal controls over the accounting for income taxes for the year ended December 31, 2010 that resulted in the identification of certain errors in our income tax accounts. The correction of these errors resulted in the restatement of our previously reported financial statements as of and for the years ended December 31, 2009 and 2008, and our condensed consolidated financial statements for each of the affected quarters within 2009 and 2010. We were unable to remediate the material weakness in 2011, which required us to perform additional procedures including reconciliations and analyses designed to ensure that our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. These procedures included, but were not limited to, reconciliations of our deferred tax balances with the tax bases of assets and liabilities, comprehensive analysis of unrecognized tax benefits, reassessment of the recoverability of net deferred tax assets, revaluation of the accounting for certain classes of our deferred tax balances, and accounting for certain tax transactions such as withholding and branch profits taxes. As a result of these procedures, we identified additional errors across multiple jurisdictions. In the aggregate, these errors resulted in an understatement of income tax expense by $41 million and $50 million compared to the previously restated results for 2010 and 2009, respectively. Errors attributable to 2008 and prior totaled $165 million. The

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

correction of these errors resulted in further restatements of our previously restated financial statements as of and for the years ended December 31, 2010 and 2009, including beginning retained earnings in 2009, and our previously reported condensed consolidated financial statements for each of the quarters within 2010 and 2011.

The $41 million correction for 2010 resulted from the recognition of an additional $23 million of reserves for unrecognized tax benefits, $21 million of deferred tax adjustments for additional valuation allowances, partially offset by $3 million of other net adjustments to our current and deferred tax accounts.

The $50 million correction for 2009 resulted from the recognition of an additional $49 million of reserves for unrecognized tax benefits and $5 million of deferred tax adjustments resulting from additional valuation allowances, partially offset by $4 million of other net adjustments to our current and deferred tax accounts.

Errors attributable to 2008 and prior totaling $165 million are largely attributable to additional reserves for unrecognized tax benefits, the recognition of withholding taxes payable, valuation allowances on deferred tax assets and other adjustments to our current and deferred tax accounts that were identified through the additional reconciliations and analyses. Restatement adjustments for unrecognized tax benefits were $60 million and primarily related to increases in reserves in jurisdictions outside the United States. Withholding tax and valuation allowance adjustments totaled $51 million and $2 million, respectively, while other adjustments to our current and deferred tax accounts totaled $52 million, principally from the reconciliation of our deferred tax balances with the tax bases of assets and liabilities in several jurisdictions.

In addition to the adjustments recorded to address our errors in accounting for income taxes, we recorded other adjustments to correct for previously identified immaterial errors affecting operating income that were recorded in improper periods. These adjustments were not recorded previously as we concluded that these adjustments were not material to the respective periods. As a result of these adjustments, income from operations before income taxes was increased by $4 million in 2009.

The following tables summarize the impact of these adjustments on our previously reported annual results filed on our Annual Report on Form 10-K/A for the year ended December 31, 2010. The effect of these adjustments on our 2010 and 2011 quarterly results is shown in Note 19.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated statement of operations for the year ended December 31, 2010 follows:

	Year Ended December 31, 2010
	Previously Reported	Adjustments	Restated
	(In millions, except per share amounts)
Revenues:
Products	$3,580	$—	$3,580
Services	6,641	—	6,641

	10,221	—	10,221
Costs and Expenses:
Cost of Products	2,635	(2)	2,633
Cost of Services	4,949	—	4,949
Research and Development	214	2	216
Selling, General and Administrative Attributable to Segments	1,404	—	1,404
Corporate General and Administrative	237	—	237

	9,439	—	9,439

Operating Income	782	—	782
Other Income (Expense):
Interest Expense, Net	(406)	—	(406)
Bond Tender Premium	(54)	—	(54)
Devaluation of Venezuelan Bolivar	(64)	—	(64)
Other, Net	(53)	—	(53)

Income from Operations Before Income Taxes	205	—	205
Provision for Income Taxes	(298)	(41)	(339)

Net Loss	(93)	(41)	(134)
Net Income Attributable to Noncontrolling Interests	(15)	(3)	(18)

Net Loss Attributable to Weatherford	$(108)	$(44)	$(152)

Loss Per Share Attributable to Weatherford:
Basic	$(0.15)	$(0.05)	$(0.20)
Diluted	$(0.15)	$(0.05)	$(0.20)
Weighted Average Shares Outstanding:
Basic	743	—	743
Diluted	743	—	743

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated statement of operations for the year ended December 31, 2009 follows:

	Year Ended December 31, 2009
	Previously Reported	Adjustments	Restated
	(In millions, except per share amounts)
Revenues:
Products	$2,921	$—	$2,921
Services	5,912	—	5,912

	8,833	—	8,833
Costs and Expenses:
Cost of Products	2,308	—	2,308
Cost of Services	4,155	(2)	4,153
Research and Development	195	1	196
Selling, General and Administrative Attributable to Segments	1,261	(1)	1,260
Corporate General and Administrative	226	—	226

	8,145	(2)	8,143

Operating Income	688	2	690
Other Income (Expense):
Interest Expense, Net	(367)	—	(367)
Other, Net	(38)	2	(36)

Income from Operations Before Income Taxes	283	4	287
Provision for Income Taxes	(87)	(50)	(137)

Net Income (Loss)	196	(46)	150
Net Income Attributable to Noncontrolling Interests	(26)	—	(26)

Net Income Attributable to Weatherford	$170	$(46)	$124

Earnings Per Share Attributable to Weatherford:
Basic	$0.24	$(0.07)	$0.17
Diluted	$0.24	$(0.07)	$0.17
Weighted Average Shares Outstanding:
Basic	715	—	715
Diluted	723	—	723

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated balance sheet for the year ended December 31, 2010 follows:

	Year Ended December 31, 2010
	Previously Reported	Adjustments	Restated
	(In millions, except par value)
Current Assets:
Cash and Cash Equivalents	$416	$—	$416
Accounts Receivable	2,629	—	2,629
Inventories	2,590	—	2,590
Current Deferred Tax Assets	256	28	284
Other Current Assets	601	—	601

Total Current Assets	6,492	28	6,520

Property, Plant and Equipment
Land, Buildings and Leasehold Improvements	1,160	—	1,160
Rental and Service Equipment	7,977	—	7,977
Machinery and Other	2,025	—	2,025

	11,162	—	11,162
Less: Accumulated Depreciation	4,222	—	4,222

	6,940	—	6,940

Goodwill	4,185	92	4,277
Other Intangible Assets	730	(2)	728
Equity Investments	540	—	540
Other Assets	245	(43)	202

Total Assets	$19,132	$75	$19,207

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$235	$—	$235
Accounts Payable	1,335	—	1,335
Accrued Salaries and Benefits	329	—	329
Income Taxes Payable	43	48	91
Other Current Liabilities	641	(3)	638

Total Current Liabilities	2,583	45	2,628
Long-term Debt	6,530	—	6,530
Other Liabilities	554	235	789

Total Liabilities	9,667	280	9,947

Shareholders’ Equity:
Shares	761	—	761
Capital in Excess of Par Value	4,702	—	4,702
Treasury Shares, at Cost	(563)	—	(563)
Retained Earnings	4,349	(255)	4,094
Accumulated Other Comprehensive Income (Loss)	152	47	199

Weatherford Shareholders’ Equity	9,401	(208)	9,193
Noncontrolling Interests	64	3	67

Total Shareholders’ Equity	9,465	(205)	9,260

Total Liabilities and Shareholders’ Equity	$19,132	$75	$19,207

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated balance sheet for the year ended December 31, 2009 follows:

	Year Ended December 31, 2009
	Previously Reported	Adjustments	Restated
	(In millions, except par value)
Current Assets:
Cash and Cash Equivalents	$253	$—	$253
Accounts Receivable	2,511	—	2,511
Inventories	2,238	—	2,238
Current Deferred Tax Assets	259	26	285
Other Current Assets	721	—	721

Total Current Assets	5,982	26	6,008

Property, Plant and Equipment
Land, Buildings and Leasehold Improvements	976	—	976
Rental and Service Equipment	7,535	—	7,535
Machinery and Other	1,919	—	1,919

	10,430	—	10,430
Less: Accumulated Depreciation	3,440	—	3,440

	6,990	—	6,990

Goodwill	4,156	87	4,243
Other Intangible Assets	773	(2)	771
Equity Investments	533	—	533
Other Assets	263	(38)	225

Total Assets	$18,697	$73	$18,770

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$870	$—	$870
Accounts Payable	1,002	—	1,002
Accrued Salaries and Benefits	274	—	274
Income Taxes Payable	202	77	279
Other Current Liabilities	653	(2)	651

Total Current Liabilities	3,001	75	3,076
Long-term Debt	5,847	—	5,847
Other Liabilities	411	182	593

Total Liabilities	9,259	257	9,516

Shareholders’ Equity:
Shares	761	—	761
Capital in Excess of Par Value	4,643	—	4,643
Treasury Shares, at Cost	(616)	—	(616)
Retained Earnings	4,457	(211)	4,246
Accumulated Other Comprehensive Income (Loss)	114	27	141

Weatherford Shareholders’ Equity	9,359	(184)	9,175
Noncontrolling Interests	79	—	79

Total Shareholders’ Equity	9,438	(184)	9,254

Total Liabilities and Shareholders’ Equity	$18,697	$73	$18,770

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated statement of cash flows for the year ended December 31, 2010 follows:

	Year Ended December 31, 2010
	Previously Reported	Adjustments	Restated
	(In millions)
Cash Flows From Operating Activities:
Net Loss	$(93)	$(41)	$(134)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,047	—	1,047
Employee Share-Based Compensation Expense	99	—	99
Bad Debt Expense	57	—	57
(Gain) Loss on Sale of Assets and Businesses, Net	30	—	30
Deferred Income Tax Provision (Benefit)	55	27	82
Excess Tax Benefits from Share-Based Compensation	—	—	—
Devaluation of Venezuelan Bolivar	64	—	64
Bond Tender Premium	54	—	54
Supplemental Executive Retirement Plan	38	—	38
Revaluation of Contingent Consideration	(13)	—	(13)
Other, Net	(13)	(1)	(14)
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	(190)	—	(190)
Inventories	(360)	1	(359)
Other Current Assets	81	1	82
Accounts Payable	298	—	298
Other Current Liabilities	(7)	(5)	(12)
Other, Net	(19)	18	(1)

Net Cash Provided by Operating Activities	1,128	—	1,128

Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(977)	—	(977)
Acquisitions of Businesses, Net of Cash Acquired	(144)	—	(144)
Acquisition of Intellectual Property	(24)	—	(24)
Acquisition of Equity Investments in Unconsolidated Affiliates	(2)	—	(2)
Proceeds from Sale of Assets and Businesses, Net	197	—	197
Other Investing Activities	42	—	42

Net Cash Used by Investing Activities	(908)	—	(908)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	1,580	—	1,580
Repayments of Long-term Debt	(721)	—	(721)
Borrowings (Repayments) of Short-term Debt, Net	(834)	—	(834)
Bond Tender Premium	(54)	—	(54)
Excess Tax Benefits from Share-Based Compensation	—	—	—
Other Financing Activities, Net	(9)	—	(9)

Net Cash Used by Financing Activities	(38)	—	(38)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(19)	—	(19)
Net Increase in Cash and Cash Equivalents	163	—	163
Cash and Cash Equivalents at Beginning of Year	253	—	253

Cash and Cash Equivalents at End of Year	$416	$—	$416

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of the restatement on our consolidated statement of cash flows for the year ended December 31, 2009 follows:

	Year Ended December 31, 2009
	Previously Reported	Adjustments	Restated
	(In millions)
Cash Flows From Operating Activities:
Net Income (Loss)	$196	$(46)	$150
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	909	—	909
Employee Share-Based Compensation Expense	110	—	110
Bad Debt Expense	11	—	11
(Gain) Loss on Sale of Assets and Businesses, Net	(14)	—	(14)
Deferred Income Tax Provision (Benefit)	(131)	8	(123)
Excess Tax Benefits from Share-Based Compensation	(4)	—	(4)
Revaluation of Contingent Consideration	(24)	—	(24)
Other, Net	(25)	—	(25)
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	94	—	94
Inventories	(49)	1	(48)
Other Current Assets	(150)	—	(150)
Accounts Payable	41	—	41
Other Current Liabilities	(237)	11	(226)
Other, Net	(119)	26	(93)

Net Cash Provided by Operating Activities	608	—	608

Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(1,569)	—	(1,569)
Acquisitions of Businesses, Net of Cash Acquired	(10)	—	(10)
Acquisition of Intellectual Property	(28)	—	(28)
Acquisition of Equity Investments in Unconsolidated Affiliates	(27)	—	(27)
Proceeds from Sale of Assets and Businesses, Net	123	—	123

Net Cash Used by Investing Activities	(1,511)	—	(1,511)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	1,240	—	1,240
Repayments of Long-term Debt	(14)	—	(14)
Borrowings (Repayments) of Short-term Debt, Net	(393)	—	(393)
Proceeds from Interest Rate Derivatives	64	—	64
Excess Tax Benefits from Share-Based Compensation	4	—	4
Other Financing Activities, Net	5	—	5

Net Cash Provided by Financing Activities	906	—	906

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11	—	11
Net Increase in Cash and Cash Equivalents	14	—	14
Cash and Cash Equivalents at Beginning of Year	239	—	239

Cash and Cash Equivalents at End of Year	$253	$—	$253

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Business Combinations

We have acquired businesses we feel are important to our long-term growth strategy. Results of operations for acquisitions are included in the accompanying Consolidated Statements of Operations from the date of acquisition. The balances included in the Consolidated Balance Sheets related to current year acquisitions are based on preliminary information and are subject to change when final asset valuations are obtained and the potential for liabilities has been evaluated. The purchase price is allocated to the net assets acquired based upon their estimated fair values at the date of acquisition.

We acquired various businesses and equity investments during the years ended December 31, 2011, 2010 and 2009 for cash consideration of approximately $158 million, $146 million and $37 million, respectively, net of cash acquired. In addition, our 2011 acquisitions included the issuance of approximately eight million shares valued at $134 million, our 2010 acquisitions included the issuance of approximately two million shares valued at $28 million and our 2009 acquisitions included the issuance of approximately 35 million shares valued at $673 million.

In July 2009, we acquired the Oilfield Services Division (“OFS”) of TNK-BP and issued 24 million shares valued at approximately $450 million as the purchase consideration. The consideration agreed by the parties was contingent on the price received by the seller upon the sale of our shares.

As required by the accounting guidance for business combinations, we estimated the fair value of the contingent consideration for the OFS acquisition based on Level 3 inputs to be a liability of $84 million at the date of acquisition and $60 million at December 31, 2009. In November 2010, TNK-BP informed us that they sold 23 million shares below the guaranteed share price. In accordance with the contingent consideration arrangement we paid TNK-BP approximately $47 million and recognized a gain of approximately $13 million on settlement. All periodic remeasurement gains and losses were recorded in Selling, General and Administrative Attributable to Segments in the Consolidated Statements of Operations. In 2010, we also paid TNK-BP $44 million in accordance with the working capital adjustment provisions of the OFS acquisition agreement.

4.	Supplemental Cash Flow Information

Cash paid for interest and income taxes, net of refunds, was as follows:

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Interest paid, net of capitalized interest	$461	$403	$332
Income taxes paid, net of refunds	291	351	390

5.	Inventories

Inventories by category were as follows:

	December 31,
	2011	2010
	(In millions)
Raw materials, components and supplies	$443	$384
Work in process	149	114
Finished goods	2,566	2,092

	$3,158	$2,590

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Work in process and finished goods inventories include the cost of materials, labor and manufacturing overhead.

6.	Goodwill

We perform an impairment test for goodwill and indefinite-lived intangible assets annually as of October 1, or more frequently if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount. Our reporting units are based on our regional structure and consist of the United States, Canada, Latin America, Europe, West Africa, FSU, Middle East/North Africa and Asia Pacific. During the course of 2011, the market price of our common stock declined significantly; however, and we concluded that the decline did not constitute an indicator of potential impairment as there had not been a significant change in the estimated future cash flows of our reporting units. Ultimately, our 2011 impairment test performed as of October 1 indicated goodwill was not impaired.

None of our reporting units failed the first step of our impairment test during 2011, as their fair values were in excess of their carrying value. The fair values of our Middle East/North Africa, FSU, West Africa and Latin America reporting units were closest to their carrying values and were in excess of their carrying values in a range from 15% to 23% at October 1, 2011. The goodwill at December 31, 2011 for these reporting units was as follows: Middle East/North Africa—$508 million; FSU—$283 million; West Africa—$77 million; and Latin America—$388 million.

The changes in the carrying amount of goodwill by reportable segment for the two years ended December 31, 2011 were as follows:

	North America	Middle East/ North Africa/ Asia	Europe/ West Africa/ FSU	Latin America	Total
	(In millions)
Balance at December 31, 2009	$2,148	$714	$1,058	$323	$4,243
Acquisitions	4	25	1	—	30
Disposals	—	(1)	—	—	(1)
Purchase price and other Adjustments	(1)	(1)	(19)	(1)	(22)
Foreign currency translation	37	10	(20)	—	27

Balance at December 31, 2010	2,188	747	1,020	322	4,277
Acquisitions	78	—	8	73	159
Disposals	—	—	—	—	—
Purchase price and other Adjustments	16	(4)	2	—	14
Foreign currency translation	(11)	—	(10)	(7)	(28)

Balance at December 31, 2011	$2,271	$743	$1,020	$388	$4,422

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Other Intangible Assets

The components of intangible assets were as follows:

	December 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(In millions)
Acquired technology	$416	$(170)	$246	$413	$(145)	$268
Licenses	281	(131)	150	270	(120)	150
Patents	248	(101)	147	213	(80)	133
Customer relationships and contracts	205	(106)	99	191	(76)	115
Other	107	(38)	69	94	(32)	62

	$1,257	$(546)	$711	$1,181	$(453)	$728

We have trademarks that are considered to have indefinite lives as we have the ability and intent to renew them indefinitely. These trademarks had a carrying value of $19 million at both December 31, 2011 and 2010, and are included in the Other caption in the table above.

Amortization expense was $102 million, $92 million and $81 million for the years ended December 31, 2011, 2010 and 2009, respectively. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2011 is expected to be as follows (in millions):

2012	$100
2013	97
2014	92
2015	82
2016	67

8.	Short-term Borrowings and Current Portion of Long-term Debt

	December 31,
	2011	2010
	(In millions)
Commercial paper program	$997	$—
Other short-term bank loans	14	18

Total short-term borrowings	1,011	18
Current portion of long-term debt	309	217

Short-term borrowings and current portion of long-term debt	$1,320	$235

Weighted average interest rate on short-term borrowings outstanding at end of year	0.81%	8.96%

Prior to July 2011, we maintained a $1.75 billion unsecured, revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent. On July 13, 2011, we amended the Credit Agreement to increase the facility size from $1.75 billion to $2.25 billion, extend the scheduled maturity date from October 15, 2013 to July 13, 2016 and decrease interest rate margins under the facility. The Credit

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Agreement, as amended, can be used for a combination of borrowings, support for our $1.5 billion commercial paper program and issuances of letters of credit. This agreement requires that we maintain a debt-to-total capitalization ratio of less than 60%. We were in compliance with these covenants at December 31, 2011. At December 31, 2011 our borrowings under our commercial paper program had a weighted average interest rate of 0.73% and there were $64 million in outstanding letters of credit under the Credit Agreement.

We have short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2011, we had $14 million in short-term borrowings under these arrangements with a weighted average interest rate of 6%. In addition, we had $410 million of letters of credit under various uncommitted facilities and $209 million of performance bonds issued by financial sureties against an indemnification from us at December 31, 2011.

The carrying value of our short-term borrowings approximates their fair value as of December 31, 2011. The current portion of long-term debt at December 31, 2011 includes $273 million for our senior notes due June 2012 and other long-term debt totaling $36 million.

9.	Long-term Debt

We have issued various senior notes, all of which rank equally with our existing and future senior unsecured indebtedness, have semi-annual interest payments and no sinking fund requirements. Our long-term debt consisted of the following:

	December 31,
	2011	2010
	(In millions)
6.625% Senior Notes due 2011	$—	$184
5.95% Senior Notes due 2012	273	273
5.15% Senior Notes due 2013	297	299
4.95% Senior Notes due 2013	252	252
5.50% Senior Notes due 2016	357	358
6.35% Senior Notes due 2017	613	600
6.00% Senior Notes due 2018	498	498
9.625% Senior Notes due 2019	1,030	1,033
5.125% Senior Notes due 2020	799	799
6.50% Senior Notes due 2036	596	596
6.80% Senior Notes due 2037	298	298
7.00% Senior Notes due 2038	498	498
9.875% Senior Notes due 2039	247	247
6.75% Senior Notes due 2040	598	598
4.82% Secured Borrowing	154	172
Foreign Bank and Other Debt Denominated in Foreign Currencies	15	15
Capital and Other Lease Obligations	60	24
Other	10	3

	6,595	6,747
Less amounts due in one year	309	217

Long-term debt	$6,286	$6,530

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of scheduled long-term debt maturities by year (in millions):

2012	$309
2013	580
2014	33
2015	34
2016	384
Thereafter	5,255

$6,595

In September 2010, we completed a $1.4 billion long-term debt offering comprised of (1) $800 million of 5.125% Senior Notes due in 2020 (“5.125% Senior Notes”) and (2) $600 million of 6.75% Senior Notes due in 2040 (“6.75% Senior Notes”). Net proceeds of $1.386 billion were used to fund our bond tender offer that commenced in September 2010 and repay short-term borrowings on our revolving credit facilities.

In September 2010, we commenced a cash tender offer for up to $700 million aggregate principal amount of specified series of our outstanding debt. Pursuant to the tender offer terms, we repurchased $167 million of our 6.625% senior notes due 2011 and incurred an expense of $11 million for the premium we paid on the repurchase. In October 2010, we completed the tender offer by repurchasing $327 million and $206 million of our 5.95% senior notes due 2012 and 5.15% senior notes due 2013, respectively. We paid a $44 million premium on these bonds tendered and incurred a charge of $43 million in 2010.

The weighted average effective interest rate on our Senior Notes for 2011 was 6.64%. The effective rate was determined after giving consideration to the effect of interest rate derivatives accounted for as hedges and the amortization of any discounts (See Note 11 — Derivative Instruments).

In June 2010, we entered into a secured loan agreement with a third-party financial institution and received proceeds of $180 million. The note bears interest at a rate of 4.82% and is being repaid in monthly installments over seven years. The loan is secured by equipment located in the United States, and is included in long-term debt on our Consolidated Balance Sheet.

10.	Fair Value of Financial Instruments

Accounts Receivable Factoring

In 2010, we entered into an accounts receivable factoring program to sell accounts receivable related to Latin America to third party financial institutions. We sold approximately $395 million under this program during 2010. These transactions qualified for sale accounting under the accounting standards. The proceeds received through December 31, 2010 were included in operating cash flows in our Consolidated Statement of Cash Flows.

We sold approximately $65 million under this program during 2011, received cash totaling $64 million and recognized a loss of $1 million on these sales. These transactions qualified for sale accounting under the accounting standards. The proceeds received on the initial sale and collection of the deferred amounts through December 31, 2011, are included in operating cash flows in our Consolidated Statement of Cash Flows.

Financial Instruments Measured and Recognized at Fair Value

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

techniques require inputs that we categorize using a three level hierarchy, from highest to lowest level of observable inputs. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices or other market data for similar assets and liabilities in active markets, or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based upon our own judgment and assumptions used to measure assets and liabilities at fair value. Classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. Other than disclosed below under derivative instruments, we had no assets or liabilities measured and recognized at fair value on a recurring basis at December 31, 2011 and 2010.

During 2010, we received proceeds of approximately $42 million from the redemption of our other investments recorded at fair value at December 31, 2009. The proceeds are included in investing activities in the Consolidated Statement of Cash Flows for the period ended December 31, 2010.

As of December 31, 2011 and 2010, we had no financial instruments measured at a fair value based upon Level 3 inputs. The following table provides a summary of changes in fair value of our Level 3 financial liabilities as of December 31, 2010 (in millions):

Balance at beginning of period	$60
Payment of contingent consideration on acquisition	(47)
Gain on contingent consideration on acquisition included in earnings	(13)

Balance at end of period	$—

The gains recorded during 2010 were included in the Selling, General and Administrative Attributable to Segments line in the Consolidated Statements of Operations.

Fair Value of Other Financial Instruments

Our other financial instruments include cash and cash equivalents, accounts receivable, notes receivable, accounts payable and short-term borrowings and long-term debt. With the exception of long-term debt, the carrying value of these financial instruments approximates their fair value due primarily to their short-term nature.

The fair value of outstanding debt fluctuates with changes in applicable interest rates. Fair value will exceed carrying value when the current market interest rate is lower than the interest rate at which the debt was originally issued. The fair value of a company’s debt is a measure of its current value under present market conditions. It does not impact the financial statements under current accounting rules. The fair value of our long-term debt was established based on quoted market prices.

The fair value and carrying value of our long-term debt and current portion of long-term debt were as follows:

	December 31,
	2011	2010
	(In millions)
Fair value	$7,270	$7,329
Carrying value	6,595	6,747

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Derivative Instruments

We are exposed to market risk from changes in foreign currency and changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk. We manage our debt portfolio to achieve an overall desired position of fixed and floating rates and we may employ interest rate swaps as a tool to achieve that goal. The major risks from interest rate derivatives include changes in the interest rates affecting the fair value of such instruments, potential increases in interest expense due to market increases in floating interest rates and the creditworthiness of the counterparties in such transactions. In light of events in the global credit markets and the potential impact of these events on the liquidity of the banking industry, we continue to monitor the creditworthiness of our counterparties, which are multinational commercial banks.

The fair values of all our outstanding derivative instruments are determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.

Fair Value Hedges

We may use interest rate swaps to help mitigate exposures related to changes in the fair values of the associated debt. Amounts paid or received upon termination of interest rate swaps accounted for as fair value hedges represent the fair value of the agreements at the time of termination and are recorded as an adjustment to the carrying value of the related debt. These amounts are amortized as a reduction, in the case of gains, or as an increase, in the case of losses, of interest expense over the remaining term of the debt. As of December 31, 2011 and 2010, we had net unamortized gains of $46 million and $55 million, respectively, associated with interest rate swap terminations.

In July 2011, we entered into interest rate swap agreements to pay a variable interest rate and receive a fixed interest rate with an aggregate notional amount of $300 million. These swaps were designated as fair value hedges of our 6.35% Senior Notes. These agreements are determined to be highly effective. The effects of any ineffectiveness were not material to the Consolidated Statements of Operations as the changes in the fair values of the interest rate swaps offset changes in the fair value of the underlying debt. The aggregate fair value of the interest rate swaps at December 31, 2011 resulted in an asset of $13 million with a corresponding increase to Long-term Debt on the accompanying Consolidated Balance Sheets.

Cash Flow Hedges

In 2008, we entered into interest rate derivative instruments to hedge projected exposures to interest rates in anticipation of a debt offering. These hedges were terminated at the time of the issuance of the debt and the associated loss on these hedges is being amortized from Accumulated Other Comprehensive Income (Loss) into interest expense over the remaining term of the debt. As of December 31, 2011 and 2010, we had net unamortized losses of $12 million and $13 million, respectively, associated with our cash flow hedge terminations.

In August 2011, we entered into interest rate locks with a notional amount of $294 million intended to hedge our projected exposures to interest rates. Subsequently, in October 2011, we terminated derivative instruments with a notional value of $235 million. Upon termination we realized a gain on settlement of $4 million. The aggregate fair value of the interest rate locks outstanding at December 31, 2011 resulted in the recognition of a current liability of $9 million. We recognized a $5 million loss associated with these instruments in the fourth quarter of 2011.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Derivative Instruments

As of December 31, 2011 and 2010, we had foreign currency forward contracts with aggregate notional amounts of $469 million and $925 million, respectively. These contracts were entered into to hedge exposure to currency fluctuations in various foreign currencies. The total estimated fair value of these contracts and amounts receivable or owed associated with closed contracts resulted in a net asset of approximately $12 million at December 31, 2011 and a net liability of approximately $14 million at December 31, 2010. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Consolidated Statements of Operations.

We have cross-currency swaps between the U.S. dollar and Canadian dollar to hedge certain exposures to the Canadian dollar. At December 31, 2011 and 2010, we had notional amounts outstanding of $168 million and $215 million, respectively. The total estimated fair value of these contracts at December 31, 2011 and 2010 resulted in a liability of $27 million and $33 million, respectively. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Consolidated Statements of Operations.

The fair values of outstanding derivative instruments are summarized as follows:

	December 31,
	2011	2010	Classifications
	(In millions)
Derivative assets designated as hedges:
Interest rate swaps	$13	$—	Other Assets
Derivative assets not designated as hedges:
Foreign currency forward contracts	20	8	Other Current Assets
Derivative liabilities not designated as hedges:
Foreign currency forward contracts	8	22	Other Current Liabilities
Interest rate locks	9	—	Other Current Liabilities
Cross-currency swap contracts	27	33	Other Liabilities

12.	Shareholders’ Equity

Accumulated other comprehensive income (loss) is comprised of the following:

	December 31,
	2011	2010	2009
	(In millions)
Cumulative translation adjustment	$117	$242	$241
Cumulative defined benefit plan adjustments	(36)	(31)	(87)
Deferred loss on derivative instruments, net of amortization	(11)	(12)	(13)

	$70	$199	$141

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in our Issued and Treasury shares during the years ended December 31, 2011, 2010 and 2009 were as follows:

	Issued	Treasury
	(In millions)
Balance at December 31, 2008	729	(40)
Shares issued for acquisitions	29	5
Equity awards granted, vested and exercised	—	6

Balance at December 31, 2009	758	(29)
Shares issued for acquisitions	—	2
Equity awards granted, vested and exercised	—	4

Balance at December 31, 2010	758	(23)
Shares issued for acquisitions	5	3
Equity awards granted, vested and exercised	—	4
Shares issued for warrants	2	—

Balance at December 31, 2011	765	(16)

Authorized Shares

At December 31, 2011, we were authorized to issue 1,138 million registered shares and conditionally authorized to issue 379 million registered shares.

Warrants

At December 31, 2010, warrants were outstanding to purchase up to 12.9 million of our shares at a price of $15.00 per share. On March 4, 2011, 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 1.7 million shares. At December 30, 2011, 8.6 million of these warrants were outstanding and exercisable until February 28, 2012. In February 2012, the remaining warrants were exercised. See Note 20—Subsequent Events for further details.

13.	Share-Based Compensation

Incentive Plans

Our incentive plans permit the grant of options, stock appreciation rights, restricted share awards (“RSA”), restricted share units (“RSU”), performance share awards, performance unit awards, other share-based awards and cash-based awards to any employee, non-employee directors, and other individual service providers or any affiliate.

The provisions of each award vary based on the type of award granted and are specified by the Compensation Committee of our Board of Directors. Those awards, such as stock options that are based on a specific contractual term, will be granted with a term not to exceed ten years. Upon grant of an RSA, the participant has the rights of a shareholder, including but not limited to the right to vote such shares and the right to receive any dividends paid on such shares. Recipients of RSU awards do not have the rights of a shareholder until such date as the shares are issued or transferred to the recipient. As of December 31, 2011, approximately 6 million shares were available for grant under our incentive plans.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation Expense

We recognized the following employee share-based compensation expense during the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Share-based compensation	$87	$99	$110
Related tax benefit	30	35	39

Options

Stock options were granted with an exercise price equal to or greater than the fair market value of our shares as of the date of grant. We used the Black-Scholes option pricing model to determine the fair value of stock options awarded. The estimated fair value of our stock options was expensed over their vesting period, which was generally one to four years. There were no stock options granted during 2011, 2010 or 2009. The intrinsic value of stock options exercised during 2011, 2010 and 2009 was $10 million, $12 million and $18 million, respectively. All options were fully vested as of December 31, 2011. A summary of option activity for the year ended December 31, 2011, is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at December 31, 2010	11,820	$8.70	4.20	$166,624
Granted	—	—
Exercised	(713)	4.25
Forfeited	—	—

Outstanding and Vested at December 31, 2011	11,107	8.99	2.50	69,385

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Share Awards and Restricted Share Units

RSAs and RSUs vest based on continued employment, generally over a two to five-year period. The fair value of RSAs and RSUs is determined based on the closing price of our shares on the date of grant. The total fair value, less assumed forfeitures, is expensed over the vesting period. The weighted-average grant date fair value of RSAs and RSUs granted during the years ended 2011, 2010 and 2009 was $22.41, $16.45 and $13.67, respectively. The total fair value of RSAs and RSUs vested during the years ended 2011, 2010 and 2009 was $86 million, $96 million and $99 million, respectively. As of December 31, 2011, there was $90 million of unrecognized compensation expense related to unvested RSAs and RSUs, which is expected to be recognized over a weighted average period of two years. A summary of RSA and RSU activity for the year ended December 31, 2011 is presented below:

	RSA	Weighted Average Grant Date Fair Value	RSU	Weighted Average Grant Date Fair Value
	(In thousands)		(In thousands)
Non-Vested at December 31, 2010	4,268	$22.59	4,215	$22.76
Granted	1,321	23.06	2,325	22.03
Vested	(1,994)	20.65	(2,027)	22.10
Forfeited	(507)	22.60	(686)	22.84

Non-Vested at December 31, 2011	3,088	24.04	3,827	22.65

Performance Units

We issued 688 thousand and 1.1 million performance units in 2011 and 2010, respectively. The performance units typically vest over a three-year period assuming continued employment and the Company’s achievement of certain market-based performance goals. Performance units expire unvested when market conditions are not met. The weighted average grant date fair value of our performance units was determined through use of the Monte Carlo simulation method. As of December 31, 2011, there was $17 million of unrecognized compensation expense related to performance units, which is expected to be recognized over a weighted average period of two years. A summary of performance unit activity for the years ended December 31, 2011 and 2010 is presented below:

	Year Ended December 31, 2011	Weighted Average Grant Date Fair Value	Year Ended December 31, 2010	Weighted Average Grant Date Fair Value
	(In thousands)		(In thousands)
Non-Vested at Period Beginning	986	$—	—	$—
Granted	688	29.64	1,089	12.41
Expired	(363)	12.32	—	—
Forfeited	(70)	22.03	(103)	13.19

Non-Vested at Period End	1,241	21.35	986	12.32

Executive Deferred Compensation Plan

Under our Executive Deferred Compensation Stock Ownership Plan (the “EDC Plan”), a portion of the compensation for certain key employees, including officers and employee directors, can be deferred for payment after retirement or termination of employment. We established a grantor trust to fund the benefits under the EDC

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan. The funds provided to such trust are invested by an independent trustee in shares of our stock, which are purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all our general creditors in the event of bankruptcy or insolvency. Accordingly, the shares held by the trust and our liability under the EDC Plan are included in the accompanying Consolidated Balance Sheets as Treasury Shares. Effective December 31, 2008, we suspended the EDC Plan. While the plan is suspended, no new participants may join the plan and no further deferrals of compensation or matching contributions will be made under the plan unless and until our Board of Directors determines otherwise.

14.	Retirement and Employee Benefit Plans

We have defined contribution plans covering certain employees. Contribution expenses related to these plans totaled $50 million, $43 million and $36 million in 2011, 2010 and 2009, respectively.

Effective for the year ended December 31, 2009, we adopted an update to existing accounting standards that amends the requirements for employers’ disclosures about plan assets for defined benefit pension and other postretirement plans. The objectives of this update are to provide users of financial statements with an understanding of how investment allocation decisions are made, the major categories of assets held by the plans, the inputs and valuation techniques used to measure the fair value of plan assets, significant concentration of risk within the company’s plan assets, and, for fair value measurements determined using significant unobservable inputs, a reconciliation of changes between the beginning and ending balances.

We have defined benefit pension and other post retirement benefit plans covering certain U.S. and international employees. Plan benefits are generally based on factors such as age, compensation levels and years of service.

The changes in benefit obligations were as follows:

	Year Ended December 31,
	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Benefit obligation at beginning of year	$89	$148	$143	$131
Service cost	—	7	1	5
Interest cost	3	8	5	7
Curtailments	—	—	(34)	(2)
Settlements	—	—	(33)	(3)
Divestitures	—	—	—	(1)
Actuarial (gain)/loss	1	3	8	18
Currency fluctuations	—	—	—	(4)
Benefits paid	(1)	(5)	(1)	(3)

Benefit obligation at end of year	$92	$161	$89	$148

We have an executive retirement plan (“ERP”) and a supplemental executive retirement plan (“SERP”), which provide pension benefits to plan participants upon their separation from the Company. These plans are nonqualified, unfunded retirement plans. The ERP was amended effective December 31, 2008 to freeze all benefits thereunder, at which time all participants were fully vested. The SERP was adopted effective January 1, 2010 with the same participants as the ERP, and with benefits offset against the benefits under the ERP. The

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SERP was amended effective March 31, 2010, to discontinue further accruals of benefits under the plan and to provide a LIBOR-based interest accrual on the frozen cash balances. This resulted in the curtailment shown above for the U.S.

The SERP was further amended effective April 8, 2010, to allow participants a one-time option to convert their fully vested, fixed-amount, dollar-denominated benefits under the plans into equity-denominated benefits. The amendment permitted plan participants to make a one-time, irrevocable election before June 7, 2010 to convert between 50% and 100% of their cash balance under the plan into units representing the right to receive registered shares in the Company. During May 2010, two plan participants elected to convert approximately $76 million of their cash entitlement into the right to receive an aggregate of approximately 4.7 million shares, which was based on the closing share price on the dates of the election. This amount covered these two participants’ entire balances under the plans, except for approximately $5 million, which was retained as a cash balance.

During 2010, four executives who had previously participated in the plan left the Company, resulting in the settlement shown above for the U.S. The two remaining participants still with the Company will receive their balances automatically following their separation from the Company, as both are fully vested in these benefits and have been vested since before 2009. Since the freezing of the ERP on December 31, 2008, no further benefits have accrued or will accrue to the remaining two participants under the plans, other than a LIBOR-based interest accrual on the frozen cash balance.

As of December 31, 2010 and as of December 31, 2011, the Company’s aggregate obligation under the plans was the future issuance of approximately 4.7 million shares and payment of approximately $5 million upon the separation of the remaining two participants from the Company. At December 31, 2011, the projected benefit obligation of the SERP was $81 million.

The changes in plan assets were as follows:

	Year Ended December 31,
	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Fair value of plan assets at beginning of year	$9	$94	$8	$90
Actual return on plan assets	—	1	1	6
Employer contributions	—	10	1	7
Settlements	—	—	—	(3)
Currency fluctuations	—	1	—	(3)
Benefits paid	(1)	(3)	(1)	(3)

Fair value of plan assets at end of year	8	103	9	94

Funded status	$(84)	$(58)	$(80)	$(54)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts recognized in the Consolidated Balance Sheets were as follows:

	December 31,
	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Noncurrent assets	$—	$—	$—	$2
Current liabilities	—	—	—	(1)
Noncurrent liabilities	(84)	(58)	(80)	(55)

Amounts in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit cost were as follows:

	December 31,
	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Net loss	$16	$32	$15	$26
Net prior service credit	—	(1)	—	(1)

Total accumulated other comprehensive income (loss)	$16	$31	$15	$25

The accumulated benefit obligation for defined benefit pension plans was $86 million and $84 million at December 31, 2011 and 2010, respectively, for the U.S. plans and $144 million and $129 million at December 31, 2011 and 2010, respectively, for the international plans.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets or accumulated benefit obligations in excess of plan assets as of December 31, 2011 and 2010 were as follows:

	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	$92	$161	$89	$117
Fair value of plan assets	8	102	9	60
Plans with accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	86	115	84	74
Fair value of plan assets	8	71	9	33

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of net periodic benefit cost during the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011		2010		2009
	United States	Non-U.S.	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
Service cost	$—	$7	$1	$5	$3	$7
Interest cost	3	8	5	7	8	7
Expected return on plan assets	(1)	(5)	(1)	(5)	(1)	(4)
Amortization of prior service cost	—	—	2	—	4	—
Settlements/curtailments	—	—	37	(1)	5	—
Amortization of net loss	1	1	1	—	6	1

Net periodic benefit cost	$3	$11	$45	$6	$25	$11

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) during the years ended December 31, 2011 and 2010 were as follows:

	2011		2010
	United States	Non-U.S.	United States	Non-U.S.
	(In millions)
New Activity:
Net (gain) loss for the year	$2	$7	$(27)	$14
Reclassification Adjustments:
Net gain (loss)	(1)	(1)	—	1
Prior service cost	—	—	(40)	—

Total other comprehensive income (loss)	$1	$6	$(67)	$15

Amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net periodic benefit cost in 2012 are as follows:

	United States	Non-U.S.
	(In millions)
Net loss	$1	$2

Prior service costs are amortized using an alternative straight-line method over the average remaining service period of employees expected to receive plan benefits. Assumed long-term rates of return on plan assets, discount rates and rates of compensation increases vary for the different plans according to the local economic conditions.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average assumption rates used for benefit obligations were as follows:

Year Ended December 31,
	2011	2010
Discount rate:
United States plans	2.50 – 4.50%	3.25 – 4.50%
International plans	1.37 – 7.50	1.59 – 7.50
Rate of compensation increase:
United States plans	—	—
International plans	2.00 – 4.30	2.00 – 4.50

The weighted average assumption rates used for net periodic benefit costs were as follows:

	Year Ended December 31,
	2011	2010	2009
Discount rate:
United States plans	3.25 – 5.50%	5.25%	5.75 – 6.25%
International plans	1.59 – 7.50	1.68 – 8.00	1.68 – 6.00
Expected return on plan assets:
United States plans	7.00	7.00	7.00
International plans	4.60 – 5.96	4.60 – 6.46	4.20 – 7.05
Rate of compensation increase:
United States plans	—	—	8.00
International plans	2.00 – 4.50	2.00 – 4.70	2.00 – 5.15

In determining the overall expected long-term rate of return for plan assets, we take into consideration the historical experience as well as future expectations of the asset mix involved. As different investments yield different returns, each asset category must be reviewed individually and then weighted for significance in relation to the total portfolio.

The following table presents the fair values of the Company’s pension plan assets as of December 31, 2011. United States and International plans are combined below as there is only one United States plan with assets. For an explanation of the various levels, see Note 10—Fair Value of Financial Instruments.

	Level 1	Level 2	Total
	(In millions)
Investment funds (a)	$—	$103	$103
Common/collective trust funds (b)	—	8	8

Total assets at fair value	$—	$111	$111

(a)	These international funds invest in the following: 3% cash, 7% U.S. equities, 32% non-U.S. equities, 50% non-U.S. fixed income securities 7%, property and 1% other.
(b)	These U.S. funds invest in 61% equities and 39% fixed income securities.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of the Company’s pension plan assets as of December 31, 2010. United States and International plans are combined below as there is only one United States plan with assets. For an explanation of the various levels, see Note 10 – Fair Value of Financial Instruments.

	Level 1	Level 2	Total
	(In millions)
Investment funds (a)	$—	$94	$94
Common/collective trust funds (b)	—	9	9

Total assets at fair value	$—	$103	$103

(a)	These international funds invest in the following: 5% cash, 9% U.S. equities, 39% non-U.S. equities, 37% non-U.S. fixed income securities, 6% property and 4% other.

(b)	These U.S. funds invest in 63% equities and 37% fixed income securities.

Common/collective trust funds are valued at the net asset value of shares in the fund as determined by the issuer which are based on the fair value of the underlying assets. Investment funds are valued by the issuer based on the fair value of the underlying assets.

In the U.S., our investment strategy includes a balanced approach with target allocation percentages of 60% equity investments and 40% fixed income investments. For the international plans, investment strategies vary by plan, however, all continue to invest primarily in equity and fixed income investments. Our pension investment strategy worldwide prohibits a direct investment in our own stock.

In 2012, we expect to contribute less than $1 million in the U.S. and $9 million internationally to our pension and other postretirement benefit plans. In addition, the following benefit payments, which reflect expected future service and anticipated settlements, as appropriate, are expected to be paid:

	United States	Non-U.S.
	(In millions)
2012	$10	$2
2013	9	3
2014	8	4
2015	7	3
2016	24	5
2017 – 2021	36	29

15.	Income Taxes

We are exempt from Swiss cantonal and communal tax on income derived outside Switzerland, and are also granted participation relief from Swiss federal tax for qualifying dividend income and capital gains related to the sale of qualifying investments in subsidiaries. We expect that the participation relief will result in a full exemption of participation income from Swiss federal income tax.

We provide for income taxes based on the laws and rates in effect in the countries in which operations are conducted, or in which we or our subsidiaries are considered resident for income tax purposes. The relationship between our pre-tax income or loss from continuing operations and our income tax benefit or provision varies from period to period as a result of various factors which include changes in total pre-tax income or loss, the jurisdictions in which our income is earned, the tax laws in those jurisdictions and in our operating structure.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our income tax benefit (provision) from continuing operations consisted of the following:

	Year Ended December 31,
	2011	2010	2009
		(Restated)	(Restated)
	(In millions)
Total current provision	$(337)	$(257)	$(260)
Total deferred benefit (provision)	(149)	(82)	123

	$(486)	$(339)	$(137)

The restatement increased our provision for income taxes by $41 million in 2010 and $50 million in 2009 compared to the previously restated results for 2010 and 2009, respectively. The $41 million correction in 2010 resulted from the recognition of $23 million of reserves for uncertain tax positions, $21 million in deferred tax adjustments for additional valuation allowances, partially offset by $3 million in other net adjustments to our current and deferred tax accounts. The $50 million correction in 2009 resulted from the recognition of an additional $49 million of reserves for unrecognized tax benefits and $5 million in deferred tax adjustments resulting from additional valuation allowances, partially offset by $4 million in other net adjustments to our current and deferred tax accounts.

The difference between the income tax benefit (provision) at the Swiss federal income tax rate and the income tax benefit (provision) attributable to Income from Continuing Operations Before Income Taxes for the three years ended December 31, 2011 is analyzed below:

	Year Ended December 31,
	2011	2010	2009
		(Restated)	(Restated)
	(In millions)
Swiss federal income tax rate at 7.83%	$(60)	$(16)	$(22)
Tax on earnings subject to rates different than the Swiss federal income tax rate	(293)	(49)	(32)
Non-deductible and other permanent items	(65)	(178)	(22)
Change in valuation allowance	(30)	(53)	(5)
Change in unrecognized tax benefits	(38)	(43)	(56)

	$(486)	$(339)	$(137)

During 2011, we recorded expense of $23 million related to the redemption of equity in one of our U.S. subsidiaries. During 2010, we recorded expense of approximately $124 million related to the restructuring of our Latin America operations. These amounts are included in tax on earnings subject to rates different than the Swiss federal income tax rate.

Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which we have operations. Deferred tax assets and liabilities are classified as current or non-current according to the classification of the related asset or liability for financial reporting.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net deferred tax asset (liability) attributable to continuing operations were as follows:

	December 31,
	2011	2010
		(Restated)
	(In millions)
Deferred tax assets:
Net operating losses carryforwards	$295	$397
Accrued liabilities and reserves	157	144
Tax credit carryforwards	65	69
Employee benefits	39	42
Inventory	51	57
Other differences between financial and tax basis	42	21
Valuation allowance	(157)	(133)

Total deferred tax assets	492	597

Deferred tax liabilities:
Property, plant and equipment	(322)	(292)
Goodwill and other intangibles	(190)	(214)
Other differences between financial and tax basis	(98)	(44)

Total deferred tax liabilities	(610)	(550)

Net deferred tax assets (liabilities)	$(118)	$47

The overall increase in the valuation allowance in 2011 is primarily attributable to the establishment of a valuation allowance against net operating losses (“NOLs”) and tax credits in various jurisdictions. Management’s assessment is that the character and nature of future taxable income may not allow us to realize the tax benefits of the NOLs and tax credits within the allowable carryforward period. Therefore, an appropriate valuation allowance has been recorded.

We have not provided additional taxes for the repatriation of earnings of our foreign subsidiaries because their earnings are deemed to be indefinitely reinvested. If the earnings in our foreign subsidiaries were not indefinitely reinvested as of December 31, 2011, the estimated tax liability would be approximately $143 million, net.

At December 31, 2011, we had approximately $1.25 billion of NOLs in various jurisdictions, $74 million of which were generated by certain U.S. subsidiaries. A portion of the U.S. NOL was generated by certain subsidiaries prior to their acquisition by us, and the use of these acquired NOLs is subject to limitations imposed by the U.S. Internal Revenue Code. Loss carryforwards, if not utilized, will expire at various dates from 2012 through 2031.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period is as follows:

	Year Ended December 31,
	2011	2010	2009
		(Restated)	(Restated)
	(In millions)
Balance at beginning of year	$150	$135	$87
Additions as a result of tax positions taken during a prior period	12	20	13
Reductions as a result of tax positions taken during a prior period	(11)	(16)	(2)
Additions as a result of tax positions taken during the current period	21	23	42
Reductions relating to settlements with taxing authorities	(28)	(9)	(4)
Reductions as a result of a lapse of the applicable statute of limitations	(1)	(3)	(1)

Balance at end of year	$143	$150	$135

All of the unrecognized tax benefits, if recognized in future periods, would impact our effective tax rate.

To the extent penalties and interest would be assessed on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense in the financial statements. This is an accounting policy election made by us that is a continuation of our historical policy and will continue to be consistently applied in the future. We recognized $24 million, $2 million and $21 million of interest and penalties for the years ended December 31, 2011, 2010 and 2009, respectively. The amounts in the table above exclude accrued interest and penalties of $86 million, $62 million and $60 million at December 31, 2011, 2010 and 2009, respectively.

We are subject to income tax in many of the approximately 100 countries where we operate including major operations in the United States and Canada. Many of our subsidiaries in Canada are open to examination for tax years dating from December 31, 2006 through December 31, 2011. We are open to examination in the United States for tax years ended December 31, 2007 through December 31, 2011.

We anticipate a change in the balance of unrecognized tax benefits of approximately $30 million within the next 12 months.

16.	Disputes, Litigation and Contingencies

U.S. Government and Internal Investigations

We are currently involved in government and internal investigations.

Until 2003, we participated in the United Nations oil-for-food program governing sales of goods and services into Iraq. The U.S. Department of Justice (“DOJ”) and the SEC have undertaken investigations of our participation in the oil-for-food program and have subpoenaed certain documents in connection with these investigations. We have cooperated fully with these investigations. We have retained legal counsel, reporting to

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

our audit committee, to investigate this matter. We are in negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The U.S. Department of Commerce, Bureau of Industry & Security, Office of Foreign Assets Control (“OFAC”), DOJ and SEC have undertaken investigations of allegations of improper sales of products and services by the Company and its subsidiaries in certain sanctioned countries. We have cooperated fully with this investigation. We have retained legal counsel, reporting directly to our audit committee, to investigate these matters. We are in negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigation, financial or otherwise.

In light of these investigations, the U.S. and foreign policy environment and the inherent uncertainties surrounding these countries, we decided in September 2007 to direct our foreign subsidiaries to discontinue doing business in countries that are subject to comprehensive U.S. economic and trade sanctions, specifically Cuba, Iran, and Sudan, as well as Syria. Effective September 2007, we ceased entering into any new contracts in these countries and began an orderly discontinuation and winding down of our existing business in these sanctioned countries. Effective March 31, 2008, we substantially completed our winding down of business in these countries and have conducted further withdrawal activities, pursuant to the licenses issued by OFAC, which have now ceased. Certain of our subsidiaries continue to conduct business in countries such as Myanmar that are subject to more limited U.S. trading sanctions. In 2011, the country of South Sudan came into formal existence without the same sanction restrictions as those imposed upon Sudan; the Company may operate in South Sudan.

The DOJ and SEC are investigating our compliance with the Foreign Corrupt Practices Act (“FCPA”) and other laws worldwide. We have retained legal counsel, reporting to our audit committee, to investigate these matters and to cooperate fully with the DOJ and SEC. As part of our investigations, we have uncovered potential violations of U.S. law in connection with activities in several jurisdictions. We are in negotiations with the government agencies to resolve these matters, but we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The DOJ, SEC and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanctions laws, the FCPA and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. These agencies are seeking to impose penalties against us for past conduct, but the ultimate amount of any penalties we may pay currently cannot be reasonably estimated. Under trade sanctions laws, the DOJ may also seek to impose modifications to business practices, including immediate cessation of all business activities in specific countries or other limitations that decrease our business, and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations, and the cost of our investigations have been significant. In addition, our historical activities in sanctioned countries, such as Sudan and Iran, could result in certain investors, such as government-sponsored pension funds, divesting of or not investing in, our shares. Based on available information, we cannot predict what, if any, actions the DOJ, SEC or other authorities will take in our situation or the effect any such actions will have on our consolidated financial position or results of operations. To the extent we violated trade sanctions laws, the FCPA, or other laws or regulations, fines and other penalties may be imposed. Because these matters are now pending before the

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

indicated agencies, and we currently cannot reasonably estimate the ultimate amount of any penalties we may pay, there can be no assurance that actual fines or penalties, if any, will not have a material adverse effect on our business, financial condition, liquidity or results of operations.

Through December 31, 2011, we have incurred $40 million for costs in connection with our exit from sanctioned countries and incurred $123 million for legal and professional fees in connection with complying with and conducting these on-going investigations.

In addition, the SEC and Department of Justice are investigating the circumstances surrounding the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 8-K on March 1, 2011 and February 21, 2012 and the related restatements of historical financial statements. We are cooperating with the government investigation.

Macondo Litigation

On April 20, 2010, the Deepwater Horizon rig operating under contract with BP at the Macondo well in the Gulf of Mexico exploded and sank, resulting in 11 deaths, several injuries and significant damages to property and the environment.

We provided the following services and products to BP on the Macondo well: (1) connected and tightened four intermediate casing strings and one tapered production string (“long string”); (2) furnished a liner hanger on one casing string; (3) furnished centralizers, most of which were not used in the well, and (4) provided float equipment on the long string. The float equipment consisted of a reamer shoe, a float collar and wiper plugs. The float collar is designed to control backflow or ingress of the cement through the shoe track while the cement hardens. At the time of the explosion, we had two employees on the Deepwater Horizon; they sustained minor injuries.

As a result of the explosion, approximately 400 lawsuits were filed, mainly for personal injuries, wrongful death and pollution damage. We are named, along with BP and other defendants, in several dozen of these lawsuits. The United States Judicial Panel on Multidistrict Litigation issued an order centralizing most of these cases in the Federal District Court for the Eastern District of Louisiana. The pollution damage complaints generally refer to the Oil Pollution Act of 1990 (“OPA”) and allege, among other things, negligence and gross negligence by us and other defendants. They allege that we and the other defendants are responsible for property damage, trespass, nuisance and economic loss as a result of environmental pollution and generally seek awards of unspecified economic, compensatory, and punitive damages, as well as injunctive relief.

We were not designated as a “Responsible Party,” as that term is defined by OPA. Therefore, we were not charged with responsibility for cleaning up the oil released from the Macondo well or handling any claims. The Responsible Party may make a claim for contribution against any other party it alleges contributed to the oil spill. Since we have not been named a Responsible Party, we sought to be dismissed from any and all OPA-related claims.

In June 2011, we reached an agreement with BP wherein BP agreed to indemnify us for the vast majority of our potential exposure related to the Macondo incident, including OPA claims. Pursuant to this agreement, we agreed to pay BP $75 million, an amount covered by our insurance policies.

In February 2012, the Court in which the consolidated Multidistrict Litigation is pending dismissed all claims against Weatherford, finding that there was no evidence that the Weatherford equipment used in the Macondo well was defective or that any actions or inactions by Weatherford caused or contributed to the cause of

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the blowout and oil spill. Subsequent to these claims being dismissed, new claims were brought against the Company which we expect to be consolidated into the Multidistrict Litigation and also dismissed. Additionally, claims brought against us in state court, which have not been consolidated in the Multidistrict Litigation, are still pending. We cannot predict whether or not those claims will proceed against Weatherford. However, given the dismissal of the claims against us in the Multidistrict Litigation and the June 2011 indemnification agreement with BP, we do not believe that we have any material exposure with regard to these remaining claims. Additional lawsuits could be filed in the future relating to the Macondo incident.

Additionally, we are cooperating fully with the investigations of the accident initiated by various agencies of the U.S. government and, to the extent requested, have responded to several subpoenas, information and document requests and requests for testimony of employees.

Shareholder Litigation

In 2010, shareholders filed suit in Weatherford’s name against those directors in place before June 2010 and certain current and former members of management relating to the U.S. government and internal investigations disclosed above and in our SEC filings since 2007. Separately, in 2011 and 2012, shareholders filed suit relating to the material weakness in the Company’s internal controls over financial reporting for income taxes that was disclosed on Forms 12b-25 filed on March 1, 2011 and February 29, 2012, and 8-K on March 1, 2011 and February 21, 2012, and the related restatement of historical financial statements. These suits name the Company as well as current and former members of management as well as our directors. We cannot predict the ultimate outcome of these claims.

Other Disputes

Our former Senior Vice President and General Counsel (the “Executive”) left the Company in June 2009. The Executive had employment agreements with us that terminated on his departure. There is currently a dispute between the Executive and us as to the amount of compensation we are obligated to pay under these employment agreements based on the Executive’s separation. This dispute has not resulted in a lawsuit being filed. It is our belief that an unfavorable outcome regarding this dispute is not probable, and as such, we have not accrued for $9 million of the Executive’s claimed severance and other benefits.

Additionally, we are aware of various disputes and potential claims and are a party in various litigation involving claims against us, some of which are covered by insurance. For claims, disputes and pending litigation in which we believe a negative outcome is probable and a loss or range of loss can be reasonably estimated, we have recorded a liability for the expected loss. These liabilities are immaterial to our financial condition and results of operations. In addition we have certain claims, disputes and pending litigation in which we do not believe a negative outcome is probable or for which we can only estimate a range of liability. If one or more negative outcomes were to occur, the impact to our financial condition could be as high as $45 million.

17.	Commitments

We are committed under various operating lease agreements primarily related to office space and equipment. Generally, these leases include renewal provisions and rental payments, which may be adjusted for taxes, insurance and maintenance related to the property. Future minimum rental commitments under noncancellable operating leases are as follows (in thousands):

2012	$173
2013	126
2014	98
2015	79
2016	56
Thereafter	179

$711

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total rent expense incurred under operating leases was approximately $328 million, $321 million and $367 million for the years ended December 31, 2011, 2010 and 2009, respectively.

18.	Segment Information

Reporting Segments

Our operational performance is reviewed and managed on a geographic basis. We report the following regions as separate, distinct reporting segments: (1) North America; (2) Middle East/North Africa/Asia; (3) Europe/West Africa/FSU; and (4) Latin America. Financial information by segment is summarized below. Revenues are attributable to countries based on the ultimate destination of the sale of products or performance of services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

	Year Ended December 31, 2011
	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2011
	(In millions)
North America	$6,023	$1,262	$357	$416	$7,658
Middle East/North Africa/Asia (a)	2,441	30	328	504	5,252
Europe/West Africa/FSU	2,300	296	232	226	3,888
Latin America	2,226	253	198	329	3,505

	12,990	1,841	1,115	1,475	20,303
Corporate and Research and Development	—	(443)	20	49	882
Severance, Exit and Other Adjustments (b)	—	(74)	—	—	—

Total	$12,990	$1,324	$1,135	$1,524	$21,185

	Year Ended December 31, 2010
	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2010
					(Restated)
	(In millions)
North America	$4,167	$696	$328	$242	$6,647
Middle East/North Africa/Asia	2,451	268	304	381	4,970
Europe/West Africa/FSU	1,984	241	212	106	3,634
Latin America (c)	1,619	51	181	220	2,711

	10,221	1,256	1,025	949	17,962
Corporate and Research and Development	—	(388)	22	28	1,245
Revaluation of Contingent Consideration	—	13	—	—	—
Severance, Exit and Other Adjustments (d)	—	(99)	—	—	—

Total	$10,221	$782	$1,047	$977	$19,207

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2009
	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2009
		(Restated)			(Restated)
	(In millions)
North America	$2,762	$192	$316	$276	$6,421
Middle East/North Africa/Asia	2,373	445	257	818	4,617
Europe/West Africa/FSU	1,619	224	167	206	3,592
Latin America	2,079	278	153	228	3,111

	8,833	1,139	893	1,528	17,741
Corporate and Research and Development	—	(373)	16	41	1,029
Revaluation of Contingent Consideration	—	24	—	—	—
Severance, Exit and Other Adjustments (e)	—	(100)	—	—	—

Total	$8,833	$690	$909	$1,569	$18,770

(a)	Early in the year ended December 31, 2011, our operations in Libya were disrupted by civil unrest. Most employees were evacuated and steps were taken to safeguard assets within the country. Due to the on-going hostilities, we were unable to physically verify the existence or condition of the majority of our assets in country for most of 2011 and the information available to us about those assets evolved during the year. Additionally, due to international sanctions against all entities affiliated with the Libyan government, we were unable to pursue collections of accounts receivable from a significant portion of our Libyan customers. In the fourth quarter, hostilities subsided and limited company personnel were able to re-enter the country. Additionally, we were able to engage in discussions with our customers. Following an examination of our Libyan assets and evaluation of our accounts receivable from Libyan customers, we recognized an expense of $59 million primarily to establish a reserve for receivables, machinery and equipment and inventory in Libya. Given our evacuation from the country, it may be difficult, if not impossible, for us to safeguard and recover all of our operating assets; our ability to do so will depend on the local turn of events. We risk loss of assets in any location where hostilities arise and persist. In these areas we also may not be able to perform the work we are contracted to perform, which could lead to forfeiture of performance bonds.
(b)	Severance, Exit and Other Adjustments for the year ended December 31, 2011, includes $10 million of costs incurred in connection with on-going investigations by the U.S. government, $9 million associated with the termination of a corporate consulting contract, and severance, exit and other charges of $55 million.
(c)	Latin America for the year ended December 31, 2010, includes a $76 million charge for revisions to our profitability estimates on our project management contracts in Mexico and a $32 million reserve taken against accounts receivable balances in Venezuela in light of the country’s economic prognosis.
(d)	Severance, Exit and Other Adjustments for the year ended December 31, 2010, includes a $38 million charge related to our SERP which was frozen on March 31, 2010, $61 million for severance and facility closure costs and $7 million for legal, professional and other fees incurred in connection with our on-going investigations. These charges were offset by a $7 million benefit related to the reversal of prior cost accruals for our exit from certain sanctioned countries.
(e)	Severance, Exit and Other Adjustments for the year ended December 31, 2009, includes $45 million for legal, professional and other fees incurred in connection with on-going investigations by the U.S. government, $51 million for severance and facility closure costs associated with reorganization activities and $4 million in costs related to the Company’s withdrawal from certain sanctioned countries.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Products and Services

We are a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and natural gas industry. The composition of our consolidated revenues by product line is as follows:

	Year Ended December 31,
	2011	2010	2009
Artificial Lift Systems	17%	15%	14%
Stimulation and Chemicals Services	17	12	8
Drilling Services	17	17	16
Well Construction	12	14	15
Integrated Drilling	11	12	14
Completion Systems.	8	8	11
Drilling Tools	6	8	8
Wireline and Evaluation Services	6	6	6
Re-entry and Fishing	5	6	6
Pipeline and Specialty Services	1	2	2

Total	100%	100%	100%

Geographic Areas

Financial information by geographic area for each of the three years ended December 31, 2011, is summarized below. Long-lived assets exclude deferred tax assets of $420 million, $107 million and $74 million at December 31, 2011, 2010 and 2009, respectively.

	Revenues from Unaffiliated Customers			Long-lived Assets
	2011	2010	2009	2011	2010	2009
					(Restated)	(Restated)
	(In millions)
United States	$4,714	$3,197	$2,119	$3,585	$4,213	$4,321
Mexico	789	617	1,231	409	372	407
Canada	1,309	970	643	1,210	1,236	1,243
Other Countries	6,178	5,437	4,840	7,862	6,801	6,755

	$12,990	$10,221	$8,833	$13,066	$12,622	$12,726

19.	Quarterly Financial Data (Unaudited)

We have restated quarterly periods ended March 31, June 30 and September 30, 2011, and all four quarters of 2010 due to errors in the Company’s accounting for income taxes. In addition to the adjustments recorded to address our tax errors, we recorded other adjustments to correct previously identified immaterial errors affecting operating income. See Note 2—Restatement of the Consolidated Financial Statements.

	2011 Quarters
	First	Second	Third	Fourth	Total
	(Restated)	(Restated)	(Restated)
	(In millions, except per share amounts)
Revenues	$2,856	$3,052	$3,373	$3,709	$12,990
Gross Profit	726	786	898	915	3,325
Net Income (Loss) Attributable to Weatherford	37	76	130	19	262
Basic Earnings (Loss) Per Share	0.05	0.10	0.17	0.03	0.35
Diluted Earnings (Loss) Per Share	0.05	0.10	0.17	0.02	0.34

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010 Quarters
	First	Second	Third	Fourth	Total
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(In millions, except per share amounts)
Revenues	$2,331	$2,437	$2,530	$2,923	$10,221
Gross Profit	578	629	632	800	2,639
Net Income (Loss) Attributable to Weatherford	(70)	(56)	88	(114)	(152)
Basic Earnings (Loss) Per Share	(0.09)	(0.07)	0.12	(0.16)	(0.20)
Diluted Earnings (Loss) Per Share	(0.09)	(0.07)	0.12	(0.16)	(0.20)

Management concluded that the Company had not remediated its previously disclosed material weakness in our internal controls over the accounting for income taxes as of December 31, 2011. As a result of the remediation efforts during 2011, management identified additional errors in prior periods related to recognition of current taxes payable, certain deferred tax assets and liabilities, reserves for unrecognized tax benefits and current and deferred income tax expense. These errors resulted in the understatement of income tax expense by $41 million in 2010 and by $27 million, $30 million, and $61 million in the first, second and third quarters of 2011, respectively.

Restated quarterly results for 2011 include a reduction to net income of approximately $22 million, $35 million and $60 million for the first, second and third quarters, respectively, primarily attributable to additional unrecognized tax benefits and withholding taxes.

The $41 million correction for 2010 resulted an additional $23 million of unrecognized tax benefits and $21 million of deferred tax adjustments for additional valuation allowances, partially offset by $3 million of other net adjustments to our current and deferred tax accounts. The correction of these tax errors and the immaterial errors impacting operating income, resulted in a reduction to net income of approximately $1 million, $6 million, $6 million and $28 million for the first, second, third, and fourth quarters of 2010, respectively.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the impact of the restatement on the quarters of 2011 and 2010:

	2011 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
As Previously Reported
Statement of Operations:
Cost of Products	$786	$872	$950	$—
Research and Development	65	62	59	—
Selling, General and Administrative Attributable to Segments	389	379	378	—
Operating Income	212	297	416	—
Other, Net	(19)	(22)	(26)	—
Income (Loss) Before Income Taxes	81	161	275	—
Provision for Income Taxes	(19)	(46)	(82)	—
Net Income (Loss)	62	115	193	—
Net Income (Loss) attributable to Weatherford	59	110	190	—
Basic Earnings (Loss) Per Share	0.08	0.15	0.25	—
Diluted Earnings (Loss) Per Share	0.08	0.15	0.25	—

	2011 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$2,760	$2,939	$3,072	$—
Current Deferred Taxes	269	274	261	—
Goodwill	4,260	4,311	4,351	—
Other Intangible Assets	735	759	722	—
Other Assets	262	266	259	—
Other Current Liabilities	940	1,143	1,123	—
Other Liabilities	591	552	466	—
Retained Earnings	4,408	4,518	4,700	—
Accumulated Other Comprehensive Income (Loss)	331	349	81	—
Noncontrolling Interests	61	59	24	—

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Restatement Adjustments
Statement of Operations:
Cost of Products	$5	$—	$(2)	$—
Research and Development	(5)	—	—	—
Selling, General and Administrative Attributable to Segments	(5)	5	—	—
Operating Income	4	(5)	1	—
Other, Net	—	—	—	—
Income (Loss) Before Income Taxes	4	(5)	1	—
Provision for Income Taxes	(27)	(30)	(61)	—
Net Income (Loss)	(23)	(35)	(60)	—
Net Income (Loss) attributable to Weatherford	(22)	(34)	(60)	—
Basic Earnings (Loss) Per Share	(0.03)	(0.05)	(0.08)	—
Diluted Earnings (Loss) Per Share	(0.03)	(0.05)	(0.08)	—

	2011 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$—	$1	$1	$—
Current Deferred Tax Assets	28	28	29	—
Goodwill	95	94	62	—
Other Intangible Assets	1	2	2	—
Other Assets	(43)	(42)	(42)	—
Other Current Liabilities	41	47	47	—
Other Liabilities	142	144	148	—
Retained Earnings	(276)	(310)	(371)	—
Accumulated Other Comprehensive Income (Loss)	50	49	17	—
Noncontrolling Interests	4	3	3	—

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011 Quarters
	First	Second	Third	Fourth	Total
	(Restated)	(Restated)	(Restated)
	(In millions, except per share amounts)
As Restated
Statement of Operations:
Cost of Products	$791	$872	$948	$1,123	$3,734
Research and Development	60	62	59	64	245
Selling, General and Administrative Attributable to Segments	384	384	378	388	1,534
Operating Income	216	292	417	399	1,324
Other, Net	(19)	(22)	(26)	(40)	(107)
Income (Loss) Before Income Taxes	85	156	276	247	764
Provision for Income Taxes	(46)	(76)	(143)	(221)	(486)
Net Income (Loss)	39	80	133	26	278
Net Income (Loss) attributable to Weatherford	37	76	130	19	262
Basic Earnings (Loss) Per Share	0.05	0.10	0.17	0.03	0.35
Diluted Earnings (Loss) Per Share	0.05	0.10	0.17	0.02	0.34

	2011 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$2,760	$2,940	$3,073	$3,158
Current Deferred Tax Assets	297	302	290	250
Goodwill	4,355	4,405	4,413	4,422
Other Intangible Assets	734	757	720	711
Other Assets	219	224	217	454
Other Current Liabilities	981	1,190	1,170	787
Other Liabilities	733	696	614	1,133
Retained Earnings	4,132	4,208	4,329	4,352
Accumulated Other Comprehensive Income (Loss)	381	398	97	70
Noncontrolling Interests	65	62	27	21

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010 Quarters
	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)
As Previously Reported
Statement of Operations:
Cost of Products	$574	$603	$642	$816	$2,635
Research and Development	49	53	55	57	214
Selling, General and Administrative Attributable to Segments	338	418	257	391	1,404
Operating Income	108	105	275	294	782
Other, Net	(9)	(14)	(12)	(18)	(53)
Income (Loss) Before Income Taxes	(61)	(5)	153	118	205
Provision for Income Taxes	(3)	(40)	(54)	(201)	(298)
Net Income (Loss)	(64)	(45)	99	(83)	(93)
Net Income (Loss) attributable to Weatherford	(68)	(48)	95	(87)	(108)
Basic Earnings (Loss) Per Share	(0.09)	(0.06)	0.13	(0.13)	(0.15)
Diluted Earnings (Loss) Per Share	(0.09)	(0.06)	0.13	(0.13)	(0.15)

	2010 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$2,315	$2,369	$2,493	$2,590
Current Deferred Tax Assets	259	259	260	255
Other Current Assets	666	716	655	601
Goodwill	4,141	4,129	4,142	4,185
Other Intangible Assets	755	742	733	730
Other Assets	313	309	353	244
Other Current Liabilities	837	1,006	995	640
Other Liabilities	373	373	432	554
Retained Earnings	4,388	4,341	4,435	4,349
Accumulated Other Comprehensive Income (Loss)	94	(1)	143	152
Noncontrolling Interests	77	71	70	64

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010 Quarters
	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)
Restatement Adjustments
Statement of Operations:
Cost of Products	$—	$2	$—	$(4)	$(2)
Research and Development	—	1	—	1	2
Selling, General and Administrative Attributable to Segments	(1)	(1)	(1)	3	—
Operating Income	—	—	—	—	—
Other, Net	—	—	—	—	—
Income (Loss) Before Income Taxes	1	—	—	(1)	—
Provision for Income Taxes	(2)	(6)	(5)	(28)	(41)
Net Income (Loss)	(1)	(6)	(6)	(28)	(41)
Net Income (Loss) attributable to Weatherford	(2)	(8)	(7)	(27)	(44)
Basic Earnings (Loss) Per Share	—	(0.01)	(0.01)	(0.03)	(0.05)
Diluted Earnings (Loss) Per Share	—	(0.01)	(0.01)	(0.03)	(0.05)

	2010 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$1	$(1)	$(2)	$—
Current Deferred Tax Assets	26	25	26	29
Other Current Assets	1	—	—	—
Goodwill	90	87	89	92
Other Intangible Assets	(2)	(2)	(2)	(2)
Other Assets	—	—	—	(42)
Other Current Liabilities	71	70	68	(2)
Other Liabilities	102	101	105	235
Retained Earnings	(185)	(192)	(200)	(255)
Accumulated Other Comprehensive Income (Loss)	1	—	(3)	47
Noncontrolling Interests	1	2	2	3

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2010 Quarters
	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)
As Restated
Statement of Operations:
Cost of Products	$574	$605	$642	$812	$2,633
Research and Development	49	54	55	58	216
Selling, General and Administrative Attributable to Segments	337	417	256	394	1,404
Operating Income	108	105	275	294	782
Other, Net	(9)	(14)	(12)	(18)	(53)
Income (Loss) Before Income Taxes	(60)	(5)	153	117	205
Provision for Income Taxes	(5)	(46)	(59)	(229)	(339)
Net Income (Loss)	(65)	(51)	93	(111)	(134)
Net Income (Loss) attributable to Weatherford	(70)	(56)	88	(114)	(152)
Basic Earnings (Loss) Per Share	(0.09)	(0.07)	0.12	(0.16)	(0.20)
Diluted Earnings (Loss) Per Share	(0.09)	(0.07)	0.12	(0.16)	(0.20)

	2010 Quarters
	First	Second	Third	Fourth
	(In millions, except per share amounts)
Balance Sheet:
Inventories	$2,316	$2,368	$2,491	$2,590
Current Deferred Tax Assets	285	284	286	284
Other Current Assets	666	716	655	601
Goodwill	4,231	4,216	4,231	4,277
Other Intangible Assets	753	740	731	728
Other Assets	313	309	353	202
Other Current Liabilities	908	1,076	1,063	638
Other Liabilities	475	474	537	789
Retained Earnings	4,203	4,149	4,235	4,094
Accumulated Other Comprehensive Income (Loss)	95	(1)	140	199
Noncontrolling Interests	78	71	72	67

20.	Subsequent Events

At December 31, 2011, warrants were outstanding to purchase up to 8.6 million of our shares at a price of $15.00 per share and were exercisable until February 28, 2012. On February 28, 2012, 4.3 million of these warrants were exercised through physical delivery of shares in exchange for $65 million and the remaining 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 494 thousand shares.

21.	Other Disclosures Required by Swiss Law

Balance Sheet Item

Information regarding insurance coverage on our property, plant and equipment is presented in Note 15 (Insurance) in the Weatherford International Ltd. stand-alone statutory financial statements.

Statement of Income Item

Information regarding our personnel expenses is presented in Note 16 (Personnel Expenses) in the Weatherford International Ltd. stand-alone statutory financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation and Security Ownership of Board Members and Executive Officers

The compensation and security ownership of members of the Board of Directors of Weatherford International Ltd. and of Weatherford executive officers is presented in Note 8 (Board of Directors Compensation), Note 9 (Executive Management Compensation) and Note 10 (Share Ownership—Board of Directors and Executive Management) in the Weatherford International Ltd. stand-alone statutory financial statements.

Risk Assessment

Weatherford International Ltd.’s risk assessment is presented in Note 11 (Risk Assessment Disclosure) of the Weatherford International Ltd. stand-alone statutory financial statements.

22.	Consolidating Financial Statements

Weatherford Switzerland, is the ultimate parent of the Weatherford group and guarantees the obligations of Weatherford Bermuda and Weatherford Delaware noted below.

The following obligations of Weatherford Delaware were guaranteed by Weatherford Bermuda as of December 31, 2011 and 2010: (1) the 6.625% Senior Notes, (2) the 5.95% Senior Notes, (3) the 6.35% Senior Notes and (4) the 6.80% Senior Notes.

The following obligations of Weatherford Bermuda were guaranteed by Weatherford Delaware at December 31, 2011 and 2010: (1) the revolving credit facility, (2) the 4.95% Senior Notes, (3) the 5.50% Senior Notes, (4) the 6.50% Senior Notes, (5) the 5.15% Senior Notes, (6) the 6.00% Senior Notes, (7) the 7.00% Senior Notes, (8) the 9.625% Senior Notes, (9) the 9.875% Senior Notes, (10) the 5.125% Senior Notes and (11) the 6.75% Senior Notes.

As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information. The accompanying guarantor financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions. Certain prior year amounts have been reclassified to conform to the current year presentation.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2011

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Current Assets:
Cash and Cash Equivalents	$—	$—	$—	$371	$—	$371
Other Current Assets	3	16	19	7,290	—	7,328

Total Current Assets	3	16	19	7,661	—	7,699

Equity Investments in Affiliates	9,863	16,164	7,275	10,484	(43,786)
Shares Held in Parent	—	—	82	401	(483)	—
Intercompany Receivables, Net	—	1,324	162	—	(1,486)	—
Other Assets	20	37	89	13,340	—	13,486

Total Assets	$9,886	$17,541	$7,627	$31,886	$(45,755)	$21,185

Current Liabilities:
Short-term Borrowings and Current Portion of Long-Term Debt	$—	$1,005	$292	$23	$—	$1,320
Accounts Payable and Other Current Liabilities	10	133	—	2,750	—	2,893

Total Current Liabilities	10	1,138	292	2,773	—	4,213
Long-term Debt	—	5,163	1,046	77	—	6,286
Intercompany Payables, Net	344	—	—	1,142	(1,486)	—
Other Long-term Liabilities	—	80	47	1,006	—	1,133

Total Liabilities	354	6,381	1,385	4,998	(1,486)	11,632

Weatherford Shareholders’ Equity	9,532	11,160	6,242	26,868	(44,269)	9,532
Noncontrolling Interests	—	—	—	21	—	21

Total Liabilities and Shareholders’ Equity	$9,886	$17,541	$7,627	$31,887	$(45,755)	$21,185

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2010

(Restated)

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Current Assets:
Cash and Cash Equivalents	$—	$114	$11	$291	$—	$416
Other Current Assets	10	9	85	6,000	—	6,104

Total Current Assets	10	123	96	6,291	—	6,520

Equity Investments in Affiliates	9,429	14,592	8,532	11,942	(44,495)
Shares Held in Parent	—	—	94	469	(563)	—
Intercompany Receivables, Net	—	2,234	617	—	(2,851)	—
Other Assets	8	39	150	12,490	—	12,687

Total Assets	$9,447	$16,988	$9,489	$31,192	$(47,909)	$19,207

Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$—	$8	$201	$26	$—	$235
Accounts Payable and Other Current Liabilities	22	134	114	2,123	—	2,393

Total Current Liabilities	22	142	315	2,149	—	2,628
Long-term Debt	—	5,170	1,325	35	—	6,530
Intercompany Payables, Net	226	—	—	2,625	(2,851)	—
Other Long-term Liabilities	6	77	2	704	—	789

Total Liabilities	254	5,389	1,642	5,513	(2,851)	9,947

Weatherford Shareholders’ Equity	9,193	11,599	7,847	25,612	(45,058)	9,193
Noncontrolling Interests	—	—	—	67	—	67

Total Liabilities and Shareholders’ Equity	$9,447	$16,988	$9,489	$31,192	$(47,909)	$19,207

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

Year Ended December 31, 2011

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$12,990	$—	$12,990
Costs and Expenses	(48)	(17)	(3)	(11,598)	—	(11,666)

Operating Income (Loss)	(48)	(17)	(3)	1,392	—	1,324

Other Income (Expense):
Interest Expense, Net	—	(353)	(90)	(10)	—	(453)
Intercompany Charges, Net	(60)	419	(177)	(182)	—	—
Equity in Subsidiary Income	371	348	1,558	—	(2,277)	—
Other, Net	—	(28)	(1)	(78)	—	(107)

Income (Loss) Before Income Taxes	263	369	1,287	1,122	(2,277)	764
(Provision) Benefit for Income Taxes	(1)	(56)	68	(497)	—	(486)

Net Income (Loss)	262	313	1,355	625	(2,277)	278
Noncontrolling Interests	—	—	—	(16)	—	(16)

Net Income (Loss) Attributable to Weatherford	$262	$313	$1,355	$609	$(2,277)	$262

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

Year Ended December 31, 2010

(Restated)

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$10,221	$—	$10,221
Costs and Expenses	(42)	(45)	(3)	(9,349)	—	(9,439)

Operating Income (Loss)	(42)	(45)	(3)	872	—	782

Other Income (Expense):
Interest Expense, Net	(1)	(286)	(113)	(6)	—	(406)
Bond Tender Premium	—	(15)	(39)	—	—	(54)
Devaluation of Venezuelan Bolivar	—	—	—	(64)	—	(64)
Intercompany Charges, Net	(27)	(1)	(188)	216	—	—
Equity in Subsidiary Income	(81)	67	1,354	—	(1,340)	—
Other, Net	—	243	—	(296)	—	(53)

Income (Loss) Before Income Taxes	(151)	(37)	1,011	722	(1,340)	205
(Provision) Benefit for Income Taxes	(1)	—	122	(460)	—	(339)

Net Income (Loss)	(152)	(37)	1,133	262	(1,340)	(134)
Noncontrolling Interests	—	—	—	(18)	—	(18)

Net Income (Loss) Attributable to Weatherford	$(152)	$(37)	$1,133	$244	$(1,340)	$(152)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

Year Ended December 31, 2009

(Restated)

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$—	$—	$8,833	$—	$8,833
Costs and Expenses	(11)	(17)	(3)	(8,112)	—	(8,143)

Operating Income (Loss)	(11)	(17)	(3)	721	—	690

Other Income (Expense):
Interest Expense, Net	—	(254)	(115)	2	—	(367)
Intercompany Charges, Net	(20)	(29)	(144)	193	—	—
Equity in Subsidiary Income	155	130	766	—	(1,051)	—
Other, Net	—	243	(1)	(278)	—	(36)

Income (Loss) Before Income Taxes	124	73	503	638	(1,051)	287
(Provision) Benefit for Income Taxes	—	—	90	(227)	—	(137)

Net Income (Loss)	124	73	593	411	(1,051)	150
Noncontrolling Interests	—	—	—	(26)	—	(26)

Net Income (Loss) Attributable to Weatherford	$124	$73	$593	$385	$(1,051)	$124

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2011

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$262	$315	$1,353	$598	$(2,250)	$278
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	60	(419)	177	182	—	—
Equity in (Earnings) Loss of Affiliates	(371)	(322)	(1,557)	—	2,250	—
Deferred Income Tax Benefit	—	—	68	81	—	149
Other Adjustments	3	(36)	(165)	604	—	406

Net Cash Provided (Used) by Operating Activities	(46)	(462)	(124)	1,465	—	833

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(4)	—	—	(140)	—	(144)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(1,524)	—	(1,524)
Acquisition of Intellectual Property	—	—	—	(8)	—	(8)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(14)	—	(14)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	31	—	31
Capital Contribution to Subsidiary	(4)	(25)	4	—	25	—
Other Investing Activities	—	—	—	(15)	—	(15)

Net Cash Provided (Used) by Investing Activities	(8)	(25)	4	(1,670)	25	(1,674)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	996	—	(4)	—	992
Borrowings (Repayments) Long-term Debt, Net	—	—	(18)	(176)	—	(194)
Borrowings (Repayments) Between Subsidiaries, Net	54	(623)	127	442	—	—
Proceeds from Capital Contributions	—	—	—	25	(25)	—
Other, Net	—	—	—	(2)	—	(2)

Net Cash Provided (Used) by Financing Activities	54	373	109	285	(25)	796

Effect of Exchange Rate Changes On Cash and Cash Equivalents	—	—	—	—	—	—
Net Increase in Cash and Cash Equivalents	—	(114)	(11)	80	—	(45)
Cash and Cash Equivalents at Beginning of Year	—	114	11	291	—	416

Cash and Cash Equivalents at End of Year	$—	$—	$—	$371	$—	$371

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

(Restated)

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$(152)	$(37)	$1,133	$262	$(1,340)	$(134)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	27	1	188	(216)	—	—
Equity in (Earnings) Loss of Affiliates	81	(67)	(1,354)	—	1,340	—
Deferred Income Tax Benefit	—	—	122	(40)	—	82
Other Adjustments	15	(132)	(239)	1,536	—	1,180

Net Cash Provided (Used) by Operating Activities	(29)	(235)	(150)	1,542	—	1,128

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(92)	—	—	(52)	—	(144)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(977)	—	(977)
Acquisition of Intellectual Property	—	—	—	(24)	—	(24)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(2)	—	(2)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	197	—	197
Capital Contribution to Subsidiary	—	(13)	—	—	13	—
Other Investing Activities	—	42	—	—	—	42

Net Cash Provided (Used) by Investing Activities	(92)	29	—	(858)	13	(908)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	(344)	—	(490)	—	(834)
Borrowings (Repayments) Long-term Debt, Net	—	1,180	(501)	180	—	859
Borrowings (Repayments) Between Subsidiaries, Net	121	(497)	706	(330)	—	—
Proceeds from Capital Contributions	—	—	—	13	(13)	—
Other, Net	—	(19)	(44)	—	—	(63)

Net Cash Provided (Used) by Financing Activities	121	320	161	(627)	(13)	(38)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	(19)	—	(19)
Net Increase in Cash and Cash Equivalents	—	114	11	38	—	163
Cash and Cash Equivalents at Beginning of Year	—	—	—	253	—	253

Cash and Cash Equivalents at End of Year	$—	$114	$11	$291	$—	$416

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2009

(Restated)

(In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Cash Flows from Operating Activities:
Net Income (Loss)	$124	$73	$593	$411	$(1,051)	$150
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) By Operating Activities:
Charges from Parent or Subsidiary	20	29	144	(193)	—	—
Equity in (Earnings) Loss of Affiliates	(155)	(130)	(766)	—	1,051	—
Deferred Income Tax Benefit	—	—	89	(212)	—	(123)
Other Adjustments	8	(204)	61	716	—	581

Net Cash Provided (Used) by Operating Activities	(3)	(232)	121	722	—	608

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	—	—	—	(10)	—	(10)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(1,569)	—	(1,569)
Acquisition of Intellectual Property	—	—	—	(28)	—	(28)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(27)	—	(27)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	123	—	123
Capital Contribution to Subsidiary	—	(474)	—	—	474	—
Other Investing Activities	—	—	—	—	—	—

Net Cash Provided (Used) by Investing Activities	—	(474)	—	(1,511)	474	(1,511)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	(434)	—	41	—	(393)
Borrowings (Repayments) Long-term Debt, Net	—	1,233	—	(7)	—	1,226
Borrowings (Repayments) Between Subsidiaries, Net	3	(93)	(194)	284	—	—
Proceeds from Capital Contributions	—	—	—	474	(474)	—
Other, Net	—	—	73	—	—	73

Net Cash Provided (Used) By Financing Activities	3	706	(121)	792	(474)	906

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	11	—	11
Net Increase in Cash and Cash Equivalents	—	—	—	14	—	14
Cash and Cash Equivalents at Beginning of Year	—	—	—	239	—	239

Cash and Cash Equivalents at End of Year	$—	$—	$—	$253	$—	$253